UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Materials Pursuant to §240.14a-12

GERON CORPORATION
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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GERON CORPORATION
149 Commonwealth Drive, Suite 2070
Menlo Park, CA 94025

April 5, 2013

Dear Stockholder:

     You are cordially invited to attend the 2013 Annual Meeting of Stockholders of Geron Corporation, which will be held on May 22, 2013 at 2:00 p.m. Pacific Daylight Time at the Hyatt Regency Burlingame, 1333 Bayshore Highway, Burlingame, CA 94010. In addition, we will be hosting the meeting via conference call which can be accessed via telephone by dialing 877-415-3185 (U.S.); 857-244-7328 (international). The passcode is 11038077. A live audio-only webcast will also be available at http://edge.media-server.com/m/p/44bzyzur/lan/en.

     As permitted by the rules of the Securities and Exchange Commission, or the SEC, we are also pleased to furnish our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of materials, lower the costs of our annual meeting and reduce the environmental impact of printing and mailing hard copies. Stockholders who continue to receive hard copies of proxy materials may help us reduce costs by opting to receive future proxy materials by e-mail.

     On or about April 10, 2013, we will distribute to our stockholders a notice containing instructions on how to access our 2013 Proxy Statement and our 2012 Annual Report on Form 10-K, and how to vote online. This notice also will include instructions on how you can receive a paper copy of the proxy materials, including the notice of the Annual Meeting, 2013 Proxy Statement, 2012 Annual Report on Form 10-K and proxy card. If you received your proxy materials by mail, the notice of Annual Meeting, 2013 Proxy Statement, 2012 Annual Report on Form 10-K and proxy card from our Board of Directors were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and links to the 2013 Proxy Statement and 2012 Annual Report on Form 10-K.

     At this year’s Annual Meeting, the agenda includes the following items:

  Election of Directors;

  Advisory vote to approve named executive officer compensation; and

  Ratification of Ernst & Young LLP as our independent registered public accounting firm.

     Your vote is important to us. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope.

     Thank you for your ongoing support of, and continued interest in, Geron Corporation.

Sincerely, John A. Scarlett, M.D. President and Chief Executive Officer

GERON CORPORATION
149 Commonwealth Drive, Suite 2070
Menlo Park, CA 94025
________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 22, 2013

To the Stockholders of Geron Corporation:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GERON CORPORATION, a Delaware corporation (the “Company”), will be held on May 22, 2013, at 2:00 p.m. Pacific Daylight Time at the Hyatt Regency Burlingame, 1333 Bayshore Highway, Burlingame, CA 94010. Stockholders may also access the meeting via telephone by dialing 877-415-3185 (U.S.); 857-244-7328 (international). The passcode is 11038077. A live audio-only webcast will also be available at http://edge.media-server.com/m/p/44bzyzur/lan/en. The meeting will be held for the following purposes:

1.	To elect the two nominees for director named in the accompanying proxy statement, or the Proxy Statement, to hold office as a Class II member of the Board of Directors until the 2016 annual meeting of stockholders;

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement;

3.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013; and

4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on March 25, 2013, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of common stock held at that time.

     Your Vote Is Important To Us. Whether or not you plan to attend the meeting, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

By Order of the Board of Directors, Stephen N. Rosenfield Executive Vice President, General Counsel and Corporate Secretary
Menlo Park, California
April 5, 2013

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Letter to Stockholders, Notice and 2013 Proxy Statement, and 2012 Annual Report on Form 10-K are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE URGE YOU TO SUBMIT YOUR PROXY PROMPTLY IN ORDER TO ASSURE THAT A QUORUM IS PRESENT.

GERON CORPORATION
149 Commonwealth Drive, Suite 2070
Menlo Park, CA 94025
_________________

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2013
_________________

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

     We have sent you a Notice of Availability of Proxy Materials (the “Notice”) or our proxy materials, as applicable, because the Board of Directors (the “Board”) of Geron Corporation, a Delaware corporation (“Geron”, the “Company”, “we” or “us”), is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on May 22, 2013, at 2:00 p.m. Pacific Daylight Time at the Hyatt Regency Burlingame, 1333 Bayshore Highway, Burlingame, CA 94010 or at any adjournment or postponement thereof. You may vote by proxy over the Internet, by phone or by mail, if you requested printed copies of the proxy materials.

     We intend to distribute the Notice and the proxy materials on or about April 10, 2013 to all stockholders of record entitled to vote at the Annual Meeting.

What is the purpose of the Annual Meeting?

     At our Annual Meeting, stockholders will act upon the matters described in this Proxy Statement. In addition, following the meeting, management will report on current events at Geron and respond to questions from stockholders.

How can I attend the Annual Meeting?

     All stockholders are cordially invited to attend the Annual Meeting in person at the Hyatt Regency Burlingame, 1333 Bayshore Highway, Burlingame, CA 94010. For directions to attend the Annual Meeting, please contact our Investor Relations department at (650) 473-7765 or by email at investor@geron.com. Stockholders may also access the meeting via telephone by dialing 877-415-3185 (U.S.); 857-244-7328 (international). The passcode is 11038077. A live audio-only webcast will also be available at http://edge.media-server.com/m/p/44bzyzur/lan/en via the Internet. The Annual Meeting will start at 2:00 p.m., Pacific Daylight Time, on May 22, 2013.

How can I participate in the Annual Meeting if I cannot attend in person?

     If you cannot attend the meeting in person, stockholders may participate via telephone by dialing 877-415-3185 (U.S.); 857-244-7328 (international). The passcode is 11038077. We recommend that stockholders dial in at least 10 minutes early to minimize any delay in joining the meeting. Participants via telephone will also have an opportunity to ask questions during the meeting.

     The Annual Meeting will also be available via the Internet in a live audio-only webcast available at http://edge.media-server.com/m/p/44bzyzur/lan/en. The audio webcast of the Annual Meeting will be available for replay approximately one hour following the live meeting through June 21, 2013. Since the webcast is audio-only, participants will be unable to ask questions in this forum.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

     We are pleased to continue to take advantage of the SEC rule that allows companies to furnish their proxy materials over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials and cast your vote via the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice. A stockholder’s election to receive proxy materials by mail or electronically by email will remain in effect until the stockholder terminates such election.

Why did I receive a full set of proxy materials instead of a Notice regarding the Internet availability of proxy materials?

     We are providing paper copies of the proxy materials to stockholders who previously requested to receive them. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the Internet and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to www.proxyvote.com and enroll for online delivery of proxy materials.

How can I access the proxy materials over the Internet?

     You may view and also download our proxy materials, including the 2012 Annual Report on Form 10-K , at www.proxyvote.com.

How do I order proxy materials if I have not received them?

     This Proxy Statement and Geron’s 2012 Annual Report on Form 10-K are available at www.proxyvote.com. Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of the Annual Meeting and conserve natural resources. However, if you have not received a copy of our proxy materials and would like to receive one for the Annual Meeting or for future stockholder meetings, you may request printed copies as follows:

  By telephone: call 1-800-579-1639 free of charge and follow the instructions;

  By Internet: go to www.proxyvote.com and follow the instructions; or

  By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12-Digit Control Number located in your Notice in the subject line.

Who can vote at the Annual Meeting?

     Only holders of record at the close of business on March 25, 2013 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. At the close of business on the Record Date, we had 130,573,260 shares of common stock, par value $0.001 per share (“Common Stock”), outstanding. Each holder of record of Common Stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. The stock transfer books will not be closed between the Record Date and the Annual Meeting date. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at our principal executive offices at the address listed above for a period of ten days prior to the Annual Meeting and during the Annual Meeting.

What am I voting on at the Annual Meeting?

     You are being asked to vote on three proposals, as follows:

Proposal 1	To elect the two nominees for director named in this Proxy Statement to hold office as a Class II member of our Board of Directors until the 2016 annual meeting of stockholders;

Proposal 2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement; and

Proposal 3	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

What are the choices in voting?

     For Proposal 1, you may either vote “For” all nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposals 2 and 3, you may vote “For” or “Against” or “Abstain” from voting.

What is the recommendation of the Board on each of the matters scheduled to be voted on at the Annual Meeting?

     The Board of Directors recommends that you vote:

  FOR both nominees to the Board of Directors (Proposal 1);

  FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement (Proposal 2); and

  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 3).

Could other matters be decided at the Annual Meeting?

     Our Bylaws require that we receive advance notice of any proposal to be brought before the Annual Meeting by our stockholders, and we have not received notice of any such proposals as of the Record Date. If any other matter were to be properly submitted for a vote at the Annual Meeting, the proxy holders appointed by the Board will have the discretion to vote on those matters for you as they see fit. This includes, among other things, considering any motion to adjourn the Annual Meeting to another time and/or place, including for the purpose of soliciting additional proxies for or against a given proposal.

What is the difference between holding shares as a stockholder of record or as a beneficial owner?

Stockholder of Record: Shares Registered in Your Name

     You are a stockholder of record if at the close of business on March 25, 2013, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A. As a stockholder of record, you may vote during the Annual Meeting or vote by proxy.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     You are a beneficial owner, if at the close of business on March 25, 2013, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization and not in your name. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. Being a beneficial owner means that, like most stockholders, your shares are held in “street name” and these proxy materials are being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals, but not all. Refer to the section below “What are broker non-votes?” for more information.

How do I vote my shares and what are the voting deadlines?

     Please refer to the proxy card for instructions on, and access information for, voting by telephone, over the Internet or by mail.

Stockholder of Record: Shares Registered In Your Name

     If you are a stockholder of record, there are several ways for you to vote your shares.

  Via the Internet. You may vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials). Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 21, 2013.

  By Telephone. You may vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials). Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2013.

  By Mail. If you received printed proxy materials, you may submit your vote by completing, signing, and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 21, 2013 to be voted at the Annual Meeting.

  During the Annual Meeting. Stockholders may also submit their vote if they attend the meeting in person.

     The Internet and telephone voting procedures described above, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If you are a beneficial owner of your shares, you should have received a Notice or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or other nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Please contact your bank, broker or other agent if you have questions about their instructions on how to vote your shares. To vote during the 2013 Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent, and attend the meeting in person to submit your vote.

Geron Plan Participants

     As trustee of the Geron 401(k) Plan, Prudential Bank and Trust FSB will receive a proxy that incorporates all the shares owned by the Geron 401(k) Plan and will vote such proxy as directed by the Geron 401(k) sponsor.

     Shares purchased through the 1996 Employee Stock Purchase Plan will follow standard brokerage industry practices. Shares held in the name of the broker will be voted on behalf of the holder on certain routine matters. To the extent the brokerage firm votes shares on the behalf of the holder, the shares will be counted for the purpose of determining a quorum.

Can I vote my shares by filling out and returning the Notice?

     No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, or by requesting and returning a paper proxy card or voting instruction card.

How many votes are needed to approve a proposal?

     A quorum of stockholders is necessary to hold a valid meeting. In order to constitute a quorum and to transact business at the Annual Meeting, a majority of the outstanding shares of Common Stock on the Record Date must be represented at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

Proposal
Number	Proposal	Vote Required
1	To elect the two nominees for director named in this Proxy Statement to hold office as a Class II member of our Board of Directors until the 2016 annual meeting of stockholders.	The two nominees receiving the most “FOR” votes properly cast in person or by proxy will be elected. Only votes “FOR” or “WITHHOLD” will affect the outcome.

2	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement.	The affirmative vote of the holders of a majority of the shares present or represented, in person or by proxy at this meeting. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal. However, this proposal is advisory and non-binding upon us.

3	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.	The affirmative vote of the holders of a majority of the shares present or represented, in person or by proxy, at this meeting. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

What are “broker non-votes”?

     Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares on how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. In the event that a broker, bank, custodian, nominee or other record holder of Geron Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee on how to vote to ensure that your vote is counted on each of the proposals.

Which ballot measures are considered “routine” or “non-routine?”

     The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal 3) is considered routine under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes are expected to exist in connection with Proposal 3. The election of directors (Proposal 1) and the advisory vote on the compensation of our named executive officers (Proposal 2) are considered non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore we expect broker non-votes on Proposals 1 and 2.

What does it mean if I receive more than one proxy card?

     If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

How will your proxy be voted?

     Votes will be counted by the Inspector of Election appointed for the Annual Meeting, who will separately count “For” and (with respect to proposals other than the election of directors) “Against” votes, abstentions and broker non-votes. In addition, with respect to the election of directors, the Inspector of Election will count the number of “Withhold” votes received for the nominees. If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “routine” items, but not with respect to “non-routine” items. See “What are “broker non-votes?” and “Which ballot measures are considered “routine” or “non-routine”?” above for more information regarding “routine” and “non-routine” matters.

Can I revoke or change my vote after I submit my proxy?

Stockholder of Record: Shares Registered In Your Name

     If you are a stockholder of record, you may revoke or change your vote at any time before the final vote at the Annual Meeting by:

  signing and returning a new proxy card with a later date;

  submitting a later-dated vote by telephone or via the Internet — only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 21, 2013 will be counted;

  attending the Annual Meeting in person and voting again; or

  delivering a written revocation to our Corporate Secretary at Geron’s offices, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025, before the Annual Meeting.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

     If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Is my vote confidential?

     Yes. Proxy cards, ballots and voting tabulations that identify stockholders by name are kept confidential. There are exceptions for contested proxy solicitations or when necessary to meet legal requirements. In addition, all comments written on a proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

How can I obtain a copy of Geron’s Annual Report on Form 10-K?

     We will mail to you without charge, upon written request, a copy of our Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2012, as well as a copy of any exhibit specifically requested. Requests should be sent to: Corporate Secretary, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025. A copy of our Annual Report on Form 10-K has also been filed with the SEC and may be accessed from the SEC’s homepage (www.sec.gov). You may also view and download our 2012 Annual Report on Form 10-K on our website at www.geron.com as well as www.proxyvote.com.

How can I find out the results of the voting at the Annual Meeting?

     Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published by Geron in a Current Report on Form 8-K, filed with the SEC that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.

Who is paying for this proxy solicitation?

     We will pay the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, we may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by mail, telephone or other electronic means, or in person, by our directors, officers, or other regular employees, or at our request, Alliance Advisors, LLC. No additional compensation will be paid to directors, officers or other regular employees for such services, but Alliance Advisors will be paid its customary fee, estimated to be $6,000, to render solicitation services.

When are stockholder proposals due for next year’s Annual Meeting?

     To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 11, 2013, to our Corporate Secretary at Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California, 94025, and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. However, if our 2014 Annual Meeting of Stockholders is not held between April 22, 2014 and June 21, 2014, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials.

     If you wish to bring a proposal before the stockholders or nominate a director at the 2014 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not earlier than the close of business on January 22, 2014 and not later than the close of business on February 21, 2014. However, if our 2014 Annual Meeting of Stockholders is not held between April 22, 2014 and July 21, 2014, then the deadline will be the 90th day prior to the 2014 Annual Meeting or, if later, the 10th day following the day on which public disclosure of the date of the 2014 Annual Meeting of Stockholders was made. We also advise you to review Geron’s Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. The chairman of the 2014 Annual Meeting of Stockholders may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in our Proxy Statement. For additional discussion, refer to the section entitled “Stockholder Nominations and Proposals for 2014 Annual Meeting” on page 59.

What is householding and how does it affect me?

     Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of this Proxy Statement and 2012 Annual Report on Form 10-K or the Notice may have been sent to multiple stockholders in a stockholder’s household. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive separate copies of the proxy statement, annual report or the notice of internet availability, please notify your broker or our Investor Relations department. We will promptly deliver copies of the Proxy Statement and our 2012 Annual Report on Form 10-K or the Notice to any stockholder who contacts our Investor Relations department at (650) 473-7765 or by mail addressed to Investor Relations, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025, requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and annual report at the stockholder’s household and would like to receive a single copy of the Proxy Statement and annual report for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or our Investor Relations department to request mailing of a single copy of the proxy statement and annual report.

MATTERS TO BE CONSIDERED AT THE 2013 ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

Board Structure

     Our Board currently consists of ten members, nine of which are “independent,” as that term is defined by NASDAQ Rule 5605(a)(2). On February 13, 2013, Messrs. Edward V. Fritzky and Thomas D. Kiley, Esq., notified us of each of their decision to retire from our Board at the end of their term, effective as of May 22, 2013, the date of the Annual Meeting. Upon the departure of Messrs. Fritzky and Kiley, the size of our Board will be reduced to, and our Board will be comprised of, eight directors, seven of which are “independent” as that term is defined by NASDAQ Rule 5605(a)(2). Proxies may only be voted for the two Class II directors nominated for election at the Annual Meeting. Our Bylaws provide for the classification of the Board into three classes, as nearly equal in number as possible, with staggered terms of office. Our Bylaws also provide that upon expiration of the term of office for a class of directors, nominees for such class will be elected for a term of three years or until their successors are duly elected and qualified.

     The term of office of the Class II directors will expire at the Annual Meeting in May 2013. Each of the nominees, Hoyoung Huh, M.D., Ph.D., and Daniel M. Bradbury, is currently serving as our director, but has not been previously elected by our stockholders. Dr. Huh was recommended to the Board by Dr. Alexander Barkas, who was a member of our Board until his death in November 2011, and Mr. Bradbury was recommended to our Board by Karin Eastham, who is a current Board member. The Class III directors, Ms. Eastham, V. Bryan Lawlis, Ph.D. and Susan M. Molineaux, Ph.D., have one year remaining on their terms of office. The Class I directors, Thomas Hofstaetter, Ph.D., John A. Scarlett, M.D., and Robert J. Spiegel, M.D., FACP, have two years remaining on their terms of office.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS
For a Three Year Term Expiring at the
2016 Annual Meeting

     The Board has selected two nominees for Class II directors, both of whom are currently directors of Geron. Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy at the meeting. The two nominees receiving the highest number of “For” votes will be elected as Class II directors of Geron. Accordingly, abstentions will not affect the outcome of this proposal. The election of directors is a non-routine matter on which a broker or other nominee is not empowered to vote. Accordingly, if the beneficial owner does not give a broker specific instructions, the beneficially owned shares may not be voted on this proposal and will not be counted in determining the number of shares necessary for election.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our Nominating and Corporate Governance Committee and Board may propose. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

     Set forth below is a brief biography of each nominee for Class II director, including their ages, the periods during which they have served as a director of Geron, and information furnished by them as to principal occupations and public company directorships held by them. The biographies below also include a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee and the Board to conclude, as of the date of this Proxy Statement, that each nominee for Class II director should continue to serve as a director.

Class II Directors (Term Expiring at the 2016 Annual Meeting)

Name	Age	Principal Occupation
Hoyoung Huh, M.D., Ph.D.	43	Independent Director
Daniel M. Bradbury	51	Independent Director

     Hoyoung Huh, M.D., Ph.D., has been the Chairman of the Board since September 2011, served as Executive Chairman from February 2011 to September 2011 and has served as a director of Geron since May 2010. He is Chairman of the board of directors of Cytomx Therapeutics, Inc., an emerging medical technology company, and also is a director of ADDEX Pharmaceuticals, a pharmaceutical discovery and development company. From February 2008 to December 2011, Dr. Huh was Chairman of the board of directors of BiPar Sciences, Inc., a wholly-owned subsidiary of Sanofi-Aventis, a global pharmaceutical company developing treatments in cardiology, oncology, central nervous system disorders, metabolic diseases, ophthalmology and vaccines since the April 2009 merger of BiPar and Sanofi-Aventis, and served as BiPar’s President and Chief Executive Officer from February 2008 to December 2009. Additionally, Dr. Huh serves on the boards of directors of several privately-held companies. Dr. Huh served on the board of directors of Facet Biotech (a wholly-owned subsidiary of Abbott, a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics) from September 2009 to April 2010. From February 2008 to May 2009, he was a member of the board of directors at Nektar Therapeutics, a clinical-stage biopharmaceutical company developing small molecule drugs, peptides and other biologic drug candidates as treatments for oncology, pain, anti-infectives, anti-virals and immunology. From March 2005 to February 2008, Dr. Huh held positions as Nektar’s Chief Operating Officer and Senior Vice President of Business Development and Marketing where he was responsible for the company’s worldwide business development, marketing and manufacturing and led Nektar’s PEGylation business. Prior to Nektar, Dr. Huh was a partner at McKinsey & Company, a global management consulting firm, where he was in the biotechnology and biopharmaceutical sectors. Prior to McKinsey, he held positions as a physician and researcher at Cornell University Medical College and Sloan-Kettering Cancer Center. Dr. Huh holds an A.B. in biochemistry from Dartmouth College and an M.D. and Ph.D. in genetics and cell biology from Cornell University Medical College and Sloan-Kettering Institute.

     The Board believes Dr. Huh’s management and operational experience as President and Chief Executive Officer of BiPar Sciences and Chief Operating Officer of Nektar Therapeutics, his significant expertise with implementing strategic and line management initiatives from McKinsey and his knowledge of biotechnology and pharmaceutical collaborations, qualifies Dr. Huh to be nominated as a director and serve as Chairman of the Board.

     Daniel M. Bradbury has served as a director of Geron since September 2012. He also serves as a member of the boards of directors of Illumina, Inc., a manufacturer of life-science tools and integrated systems for the analysis of genetic variation and biological function; Corcept Therapeutics, a company focused on the discovery and development of drugs that regulate the effects of cortisol; and BioMed Realty, a real estate investment trust focused on providing real estate to the life science industry, as well as being a member of the board of trustees of the Keck Graduate Institute. He also serves on the University of California San Diego, Rady School of Management’s Advisory Council, the University of Miami’s Innovation Corporate Advisory Council, Investor Growth Capital Advisory Board and the BioMed Ventures Advisory Committee. Mr. Bradbury served as Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company focused on diabetes and metabolic disorders, from March 2007 until its acquisition by Bristol-Myers Squibb Company in August 2012. Mr. Bradbury served as Amylin’s President from June 2006 until March 2007, as Chief Operating Officer from June 2003 until June 2006, as Executive Vice President from June 2000 until June 2003 and in other positions in corporate development and marketing from 1994 until 2000. In addition, Mr. Bradbury served as a member of the board of directors of Amylin from June 2006 until August 2012. Prior to joining Amylin, he spent ten years at SmithKline Beecham Pharmaceuticals, a pharmaceutical company, holding a number of sales and marketing positions. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education in the United Kingdom.

     The Board believes that Mr. Bradbury’s extensive experience in the biopharmaceutical industry, together with his experience in the research, development and commercialization of pharmaceutical drug products, qualifies Mr. Bradbury to be nominated as a director.

Vote Required and Board Recommendation

     Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy at the meeting. The two nominees receiving the highest number of “For” votes properly cast in person or by proxy at the meeting will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named above. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee proposed by Geron. Abstentions and broker non-votes will not have any effect on the outcome of this proposal. In tabulating the voting results for the election of directors, only “FOR” and “WITHHOLD” votes are counted.

The Board of Directors Unanimously Recommends That Stockholders
Vote FOR the Election of Each Nominee to the Board of Directors

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

     Set forth below is a brief biography of each continuing director composing the remainder of the Board with terms expiring as shown, including their ages, the periods during which they have served as a director of Geron, and information furnished by them as to principal occupations and public company directorships held by them. The biographies below also include a discussion of the specific experience, qualifications, attributes or skills of each continuing director that led the Nominating and Corporate Governance Committee and the Board to conclude, as of the date of this Proxy Statement, that the applicable director should continue to serve as a director.

Class III Directors (Term Expiring at the 2014 Annual Meeting)

Name	Age	Principal Occupation
Karin Eastham	63	Independent Director
V. Bryan Lawlis, Ph.D.	61	President and Chief Executive Officer, Itero Biopharmaceuticals LLC
Susan M. Molineaux, Ph.D.	59	President and Chief Executive Officer, Calithera Biosciences, Inc.

     Karin Eastham has served as a director of Geron since March 2009. Ms. Eastham also serves as a director for MorphoSys AG, a Frankfurt Stock Exchange-listed biotechnology company; Illumina, Inc., a manufacturer of life science tools and reagents; Trius Therapeutics, Inc., a biopharmaceutical company; and Veracyte, Inc., a privately held molecular diagnostics company. Ms. Eastham also served in the past five years as a director of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, from 2005 until its sale in 2011; Genoptix, Inc., a provider of specialized laboratory services, from 2008 until its sale in 2011; Tercica, Inc., a biopharmaceutical company, from 2003 until its sale in 2008; and SGX Pharmaceuticals, Inc., a biopharmaceutical company, from 2005 until its sale in 2008. From May 2004 to September 2008, she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From 1999 to 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a biopharmaceutical company, from 1976 to 1988. Ms. Eastham holds a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant.

     The Board believes Ms. Eastham’s understanding of biotechnology companies combined with her business leadership and financial experience, her contributions to the Board’s understanding of governance and strategy for life sciences companies through her experience as a director in the biopharmaceutical industry and her extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions, qualifies Ms. Eastham to serve as a director.

     V. Bryan Lawlis, Ph.D., has served as a director of Geron since March 2012. He currently serves as a director for BioMarin Pharmaceuticals, Inc., a biopharmaceutical company specializing in rare genetic diseases, and several privately-held biotechnology companies. Dr. Lawlis is the President and Chief Executive Officer of Itero Biopharmaceuticals LLC, a privately-held, early stage biopharmaceutical company that he co-founded in 2006. Dr. Lawlis served as President and Chief Executive Officer of Aradigm Corporation, a specialty drug company focused on drug delivery technologies, from August 2004, and served on its board of directors from February 2005, continuing in both capacities until August 2006. Dr. Lawlis served as Aradigm Corporation’s President and Chief Operating Officer from June 2003 to August 2004 and its Chief Operating Officer from November 2001 to June 2003. Previously, Dr. Lawlis co-founded Covance Biotechnology Services, a contract biopharmaceutical manufacturing operation, served as its President and Chief Executive Officer from 1996 to 1999, and served as Chairman from 1999 to 2001, when it was sold to Diosynth RTP, Inc., a division of Akzo Nobel, NV. From 1981 to 1996, Dr. Lawlis was employed at Genencor, Inc. and Genentech, Inc. His last position at Genentech was Vice President of Process Sciences. Dr. Lawlis holds a B.A. in microbiology from the University of Texas at Austin and a Ph.D. in biochemistry from Washington State University.

     The Board believes Dr. Lawlis’ extensive experience in manufacturing biotechnology and other pharmaceutical products, research and development of drug products and managing and conducting clinical trials and drug regulatory processes, qualifies Dr. Lawlis to serve as a director.

     Susan M. Molineaux, Ph.D., has served as a director of Geron since September 2012. She has been Chief Executive Officer and President of Calithera Biosciences, Inc., a privately-held biotechnology company developing oncology therapeutics, since co-founding the company in June 2010. Prior to Calithera, Dr. Molineaux co-founded Proteolix, Inc., a privately-held oncology-oriented biopharmaceutical company, where she served as Chief Scientific Officer from December 2003 until December 2005 and from February 2009 until November 2009, and as President and Chief Executive Officer from January 2006 until February 2009. Dr. Molineaux was responsible for leading the development of Proteolix’s second-generation proteasome inhibitor, carfilzomib (now marketed as Kryprolis), for the treatment of multiple myeloma, from discovery through completion of clinical trials for accelerated approval, until the company’s acquisition by Onyx Pharmaceuticals, Inc., a global oncology-oriented biopharmaceutical company, in November 2009. From 2000 to 2003, Dr. Molineaux served as Vice President of Biology at Rigel Pharmaceuticals, Inc., a biopharmaceutical company focused on inflammatory and autoimmune diseases. She served as Vice President of Biology at Praelux, Inc. from 1999 to 2000, and from 1994 through 1999, as Vice President of Drug Development at Praecis Pharmaceuticals, Inc., an oncology-focused biopharmaceutical company. From 1989 until 1994, she was a scientist in the Immunology group at Merck & Co., a pharmaceutical company. Dr. Molineaux holds a B.S. in biology from Smith College and a Ph.D. in molecular biology from Johns Hopkins University, and completed a postdoctoral fellowship at Columbia University. She currently serves as the Co-Vice Chair of Bay Bio, Northern California’s Life Science Association, and as a member of the board of directors of We Teach Science, a San Francisco Bay Area mentoring program for students in math and science.

     The Board believes Dr. Molineaux’s extensive experience in pharmaceutical and oncology drug development, and her expertise in managing and conducting clinical trials, qualifies Dr. Molineaux to serve as a director.

Class I Directors (Term Expiring at the 2015 Annual Meeting)

Name	Age	Principal Occupation/Position with the Company
Thomas Hofstaetter, Ph.D.	64	Independent Director
John A. Scarlett, M.D.	62	President and Chief Executive Officer
Robert J. Spiegel, M.D., FACP	63	Independent Director

     Thomas Hofstaetter, Ph.D., has served as a director of Geron since March 2010 and was President, Chief Executive Officer and a director of VaxInnate Corporation, a privately-held biotechnology vaccine company, from January 2010 to December 2011. From September 2004 to October 2009, Dr. Hofstaetter was Senior Vice

President, Corporate Development and Head of Global Business Development and a member of the Wyeth Management Committee at Wyeth, Inc., a global pharmaceutical company. At Wyeth, he closed more than 70 transactions, including acquisitions of biotechnology companies, in-licensing of products and broad technology collaborations. From December 1999 to August 2004, Dr. Hofstaetter was Senior Vice President of Corporate Development of Aventis, a global pharmaceutical company. While at Aventis, he was responsible for more than 100 transactions including research alliances, product in- and out-licensing, divestments and spin-outs. In 1978, Dr. Hofstaetter joined Behringwerke AG in Germany as a research scientist and rose to become Head of Research in 1988 and head of the Immunology/Oncology business unit in 1989. From 1991 to 1999, Dr. Hofstaetter served in various executive managerial positions around the world, including the United States, Japan, France and his native Germany, with Hoechst Pharma, a global pharmaceutical company. Dr. Hofstaetter holds a Master of Science degree in biochemistry and a Ph.D. in molecular biology, magna cum laude, from the University of Tuebingen in Germany. From 2001 to 2004, he was a director of Merial Limited, a joint venture between Aventis and Merck & Co. focusing on pharmaceutical products and vaccines for livestock, pets and wildlife. From 2000 to 2004, he was a member of the board of trustees of the New Jersey Symphony Orchestra.

     The Board believes Dr. Hofstaetter’s expertise with numerous technology transactions developed through his roles as a senior executive responsible for corporate development and his significant operating and management knowledge of large, global pharmaceutical companies, qualifies Dr. Hofstaetter to serve as a director.

     John A. Scarlett, M.D., has served as our Chief Executive Officer and a director since September 2011 and President since January 2012. Prior to joining Geron, Dr. Scarlett served as President, Chief Executive Officer and a member of the board of directors of Proteolix, Inc., a privately-held oncology-oriented biopharmaceutical company, from February 2009 until its acquisition by Onyx Pharmaceuticals, Inc., a global oncology-oriented biopharmaceutical company, in November 2009. From February 2002 until its acquisition by Ipsen, S.A. in October 2008, Dr. Scarlett served as the Chief Executive Officer and a member of the board of directors of Tercica, Inc., an endocrinology-oriented company, and also as its President from February 2002 through February 2007. From March 1993 to May 2001, Dr. Scarlett served as President and Chief Executive Officer of Sensus Drug Development Corporation. In 1995, he co-founded Covance Biotechnology Services, Inc., a contract biopharmaceutical manufacturing operation, and served as a member of its board of directors from inception to 2000. From 1991 to 1993, Dr. Scarlett headed the North American Clinical Development Center and served as Senior Vice President of Medical and Scientific Affairs at Novo Nordisk Pharmaceuticals, Inc., a wholly-owned subsidiary of Novo Nordisk A/S. Dr. Scarlett holds a B.A. in chemistry from Earlham College and an M.D. from the University of Chicago, Pritzker School of Medicine.

     As the only management representative on the Board, Dr. Scarlett brings an insider’s perspective in board discussions about Geron’s business and strategic direction. In addition, the Board believes Dr. Scarlett’s medical background and extensive drug development experience which provides substantial understanding of our clinical product opportunities, qualifies Dr. Scarlett to serve as a director.

     Robert J. Spiegel, M.D., FACP, has served as a director of Geron since May 2010. He is also a director of Talon Therapeutics, Inc. (formerly Hana Biosciences, Inc.), a biopharmaceutical oncology company, Clavis Pharma ASA, a pharmaceutical company based in Oslo, Norway, and Avior Computing Corporation, a governance risk and compliance process technology company. He served as a director for the Cancer Institute of New Jersey from 1999 to 2009 and as a director of Cancer Care New Jersey from 1995 to 2011. After 26 years with the Schering-Plough Corporation (now Merck & Co.), a global healthcare company, Dr. Spiegel retired in 2009 as Chief Medical Officer and Senior Vice President of the Schering-Plough Research Institute, the pharmaceutical research arm of the Schering-Plough Corporation. He initially joined Schering-Plough as Director of clinical research for oncology and rose to hold various positions including Vice President of clinical research and Senior Vice President of worldwide clinical research. As Senior Vice President of worldwide clinical research, Dr. Spiegel managed Phase 1 to Phase 3 clinical development in all therapy areas, including allergy, respiratory, cardiovascular, immunology, dermatology, oncology and infectious diseases. As Chief Medical Officer, Dr. Spiegel was involved with over 30 New Drug Applications, participated in multiple due diligence reviews and in-licensing decisions, re-engineered pharmacovigilence and risk management areas and built a quality system for all research operations. Following a residency in internal medicine, Dr. Spiegel completed a fellowship in medical oncology at the National Cancer Institute, and from 1981 to 1999 he held academic positions at the National Cancer Institute and New

York University Cancer Center. He currently is an Associate Fellow at the University of Pennsylvania Center for Bioethics and an Associate Professor at the Weill Cornell Medical School. Dr. Spiegel holds a B.A. from Yale University and an M.D. from the University of Pennsylvania.

     The Board believes Dr. Spiegel’s extensive medical experience developing oncology products, his deep understanding of pharmaceutical research and development and broad expertise in gaining regulatory approval for drug candidates, enhances the Board’s ability to critically assess the progress and potential of our programs, and qualifies Dr. Spiegel to serve as a director.

CORPORATE GOVERNANCE MATTERS

     We have an ongoing commitment to excellence in corporate governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our processes, policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and NASDAQ, and implement additional corporate governance practices that we believe are in the best interest of Geron and our stockholders.

Corporate Governance Guidelines

     Our Board has adopted “Corporate Governance Guidelines” that set forth key principles to guide the Board in their exercise of responsibilities and serve the interests of Geron and our stockholders. These guidelines can be found on the Corporate Governance page under the Investor Relations section of our website at www.geron.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to our Corporate Secretary, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, California 94025. In accordance with these guidelines, a member of our Board may serve as a director of another company only to the extent such position does not conflict or interfere with such person’s service as a director of Geron.

Board Independence

     In accordance with NASDAQ listing standards and Geron’s Corporate Governance Guidelines, our Board has affirmatively determined that all nominees for election at the Annual Meeting and all continuing directors, other than Dr. Scarlett, are independent under NASDAQ listing standards. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time-to-time.

     One class of the Board is elected annually, and each class of directors stands for election every three years. From January 2012 to March 2012, the Board was comprised of seven directors, one of whom was an executive officer, and six of whom were affirmatively determined by the Board to be independent, meeting the objective requirements set forth by the SEC and NASDAQ, and having no relationship, direct or indirect, to Geron other than as stockholders or through their service on the Board. From March 2012 to September 2012, the Board was comprised of eight directors, one of whom was an executive officer, and seven of whom were affirmatively determined by the Board to be independent, meeting the objective requirements set forth by the SEC and NASDAQ, and having no relationship, direct or indirect, to Geron other than as stockholders or through their service on the Board. From September 2012 to December 2012, the Board was comprised of ten directors, one of whom was an executive officer and nine of whom were affirmatively determined by the Board to be independent, meeting the objective requirements set forth by the SEC and NASDAQ, and having no relationship, direct or indirect, to Geron other than as stockholders or through their service on the Board. Upon the departure of Messrs. Fritzky and Kiley from our Board effective on May 22, 2013, the date of the Annual Meeting, our Board will be comprised of eight directors: one non-independent member, Dr. Scarlett, our Chief Executive Officer, and seven members who have been affirmatively determined by the Board to be independent, meeting the objective requirements set forth by the SEC and NASDAQ, and having no relationship direct or indirect, to Geron other than as stockholders or through their service on the Board.

Board Leadership Structure

     The Board has an independent Chair, Dr. Huh, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. Except from February 2011 to September 2011, the role of Chairman of the Board historically has been separate from the role of Chief Executive Officer at Geron. From February 2011 to September 2011, we maintained a Lead Independent Director and an Executive Chairman.

     We believe that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of Geron. As a result, we believe that having an independent Board Chair can enhance the effectiveness of the Board as a whole. In addition, we believe that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of Geron and our stockholders.

     The Board regularly meets in executive sessions without the presence of the non-independent director or management.

Board’s Role in Risk Oversight

     Geron is subject to a variety of risks, which generally include any undesired event, circumstance or outcome that could affect Geron’s ability to achieve its objectives or adversely impact Geron’s business, operations or financial condition. Some risks may be readily perceived and even quantified, while others are unexpected or unforeseeable. Risks can be external, such as those arising from the macroeconomic or industry environment, government policies or regulations, competitors’ activities or natural disasters. Alternatively, risks can arise as a result of our business or financial activities.

     The Board and Geron’s management team work together to manage Geron’s risks. It is management’s responsibility to manage risk and bring to the Board’s attention the material risks to the Company. The Board has an active role in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. In addition, our Corporate Governance Guidelines specify that each of our Board committees oversees the risks within its areas of responsibilities. While each committee is responsible for evaluating certain risks and overseeing the management of such risks within its respective oversight area, the entire Board is regularly informed through committee reports about such risks.

     The Compensation Committee of the Board is responsible for overseeing the management of risks relating to Geron’s employment policies and executive compensation plans and arrangements. In connection with the structuring of the compensation elements for executive officers, the Compensation Committee, together with the Board, considers whether such programs, individually or in the aggregate, encourage executive officers to take unnecessary risks.

     The Audit Committee of the Board oversees management of financial risks. In addition to fulfilling its responsibilities for the oversight of our financial reporting processes and annual audit of Geron’s financial statements, the Audit Committee also reviews with the independent auditors and management the adequacy and effectiveness of our policies and procedures to assess, monitor and manage business risk and Geron’s ethical compliance program. The Audit Committee takes the appropriate actions to set the best practices and highest standards for quality financial reporting, sound business risk practices and ethical behavior.

     The Nominating and Corporate Governance Committee of the Board manages Geron’s corporate governance practices, including certain risks that those practices are intended to address. In addition, the Nominating and Corporate Governance Committee reviews risks associated with the independence of the Board, potential conflicts of interest and risks relating to management and Board succession planning.

Compensation Risk Assessment

     The Compensation Committee annually evaluates Geron’s compensation elements of base salary, annual incentive bonuses, equity awards, severance and change in control benefits, other benefits and Geron’s compensation philosophy generally as it relates to all employees. The Compensation Committee reviews the following elements of Geron’s compensation practices that balance our compensation programs to mitigate the risks associated with our compensation practices:

  Performance assessment based upon a mix of individual and corporate performance and achievement,

  Annual incentive bonuses determined by performance with no minimum payments,

  Utilization of a combination of cash and equity awards to encourage short-term and long-term incentives,

  Absence of employment agreements or contracts that contain multi-year guarantees of salary increases, non-performance-based bonuses or equity compensation, and

  Emphasis on equity amongst our employees and in comparison with external benchmarks.

     The Compensation Committee has reviewed our compensation policies and practices as they relate to all employees and has determined that such policies and practices do not present any risks that are reasonably likely to have a material adverse effect on Geron.

Board Committees and Meetings

     It is Geron’s policy to encourage directors to attend annual meetings of stockholders. All of the then-current directors attended our 2012 Annual Meeting. During the fiscal year ended December 31, 2012, the Board held nine meetings. The Board has an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. During the fiscal year ended December 31, 2012, each of the directors attended at least 88% of the aggregate number of meetings of the Board and the committees on which the director served, held during the portion of the last fiscal year for which he or she was a director or committee member.

Audit Committee

     The Audit Committee, which is comprised of Ms. Eastham and Messrs. Bradbury (who joined in September 2012), Fritzky and Kiley, met seven times in 2012. Messrs. Fritzky and Kiley will retire from the Board and the Audit Committee, and the Board has appointed Dr. Lawlis to the Audit Committee, effective as of the date of our Annual Meeting on May 22, 2013. All of the members of the Audit Committee in 2012 were, and all of the members of the Audit Committee in 2013 are, “independent” as required by NASDAQ Rule 5605(c)(2)(A). The Board has determined that all of the members of the Audit Committee in 2012 and 2013 are financially literate and that two members of the Audit Committee, Ms. Eastham and Mr. Bradbury, have accounting and financial management expertise that qualifies each as an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC. The Audit Committee’s responsibilities include: (i) sole authority to select, oversee and replace Geron’s independent registered public accounting firm and pre-approve any fees paid to such firm, (ii) consulting with the independent auditors with regard to the plan and scope of the audit, (iii) reviewing, in consultation with the independent auditors, their report of the audit or proposed report of the audit, and the accompanying management letter, if any, and (iv) consulting with the independent auditors and management with regard to the adequacy of Geron’s internal controls. The Audit Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Audit Committee Charter is available on our website at www.geron.com. See more information about the Audit Committee in the Audit Committee report on page 55.

Compensation Committee

     The Compensation Committee, which is comprised of Drs. Hofstaetter, Lawlis (who joined in March 2012) and Spiegel, met 12 times in 2012. Each of the members of the Compensation Committee is “independent,” as required by NASDAQ Rule 5605(a)(2). The Compensation Committee’s responsibilities include making recommendations concerning compensation of executive officers, administering Geron’s incentive compensation and benefit plans, and performing such other functions regarding compensation as the Board may delegate. In addition, the Compensation Committee has authority to administer the 2011 Incentive Award Plan. The Compensation Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Compensation Committee charter is available on our website at www.geron.com.

     Under its charter, the Compensation Committee has the sole authority, as it deems appropriate, to retain and/or replace, at Geron’s expense, as needed, any independent counsel, compensation and benefits consultants and other outside experts or advisors as the Compensation Committee believes to be necessary or appropriate. In this regard, the Compensation Committee engaged Radford as a compensation consultant in evaluating certain executive compensation in 2012. For information regarding the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of Radford and our Chief Executive Officer in the determination of executive compensation, see the section entitled “Compensation Discussion and Analysis – Role of the Compensation Committee” on page 28. With respect to director compensation matters, our Board determines and sets non-employee director compensation. Our compensation arrangements for our non-employee directors, including Radford’s role with respect to such arrangements for 2012, are described under the section entitled “Compensation of Directors.”

Compensation Committee Interlocks and Insider Participation

     Drs. Hofstaetter and Spiegel served on the Compensation Committee for the entire fiscal year ended December 31, 2012. In March 2012, in connection with his appointment to the Board, Dr. Lawlis was appointed to the Compensation Committee. Not one of Drs. Hofstaetter, Lawlis or Spiegel is a former or current officer or employee of Geron. None of our executive officers serves as a member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Corporate Governance Committee

     The Nominating and Corporate Governance Committee’s responsibilities include developing, reviewing and recommending to the Board corporate governance guidelines and principles applicable to Geron, making recommendations to the Board for candidates to be nominated for election or re-election as a director by the stockholders or by the Board and the corporate governance functions described in the Nominating and Corporate Governance Committee’s charter. In 2012, the members of the Nominating and Corporate Governance Committee were Mr. Fritzky, Ms. Eastham and Dr. Molineaux (who joined in September 2012). Mr. Fritzky will retire from the Board and the Nominating and Corporate Governance Committee, and the Board has appointed Dr. Huh to join the Nominating and Corporate Governance Committee, effective as of the date of the Annual Meeting, May 22, 2013. The 2012 members of the Nominating and Corporate Governance Committee were, and the 2013 members of the Nominating and Corporate Governance Committee are, “independent” as defined in NASDAQ Rule 5605(a)(2). The Nominating and Corporate Governance Committee met on four occasions during 2012. The Nominating and Corporate Governance Committee will consider nominees for director nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws. The Nominating and Corporate Governance Committee will investigate, evaluate and interview, as appropriate, a director candidate with regard to his or her individual characteristics as well as how those characteristics fit with the needs of the Board as a whole. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the Nominating and Corporate Governance Committee charter is available on our website at www.geron.com. Specific qualifications and the process for identification and recommendation of director candidates are provided in more detail under the section entitled “Stockholder Nominations and Proposals for 2014 Annual Meeting” on page 59.

Code of Conduct

     In 2003, we adopted a Code of Conduct, which is available in its entirety on the Corporate Governance page in the Investor Relations section of our website at www.geron.com and to any stockholder otherwise requesting a copy. All our employees, officers, and directors, including the Chief Executive Officer and Chief Financial Officer, are required to adhere to the Code of Conduct in discharging their work-related responsibilities. Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Conduct. Amendments to the Code of Conduct, and any waivers from the Code of Conduct granted to directors or executive officers, will be made available through our website as they are adopted.

     In keeping with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt and handling of complaints received by us regarding accounting, internal accounting controls or auditing matters. Contact information for the Chairperson of the Audit Committee has been distributed to all employees to allow for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters.

Communications with the Board

     Stockholders wishing to communicate with the Board, or with a specific Board member, may do so by writing to the Board, or to the particular Board member, and delivering the communication in person or mailing it to: Board of Directors, c/o Stephen N. Rosenfield, Corporate Secretary, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, CA 94025. All mail addressed in this manner will be delivered to the Chair or Chairs of the Committees with responsibilities touching most closely on the matters addressed in the communication. From time-to-time, the Board may change the process by means of which stockholders may communicate with the Board or its members. Please refer to our website for any changes to this process.

COMPENSATION OF DIRECTORS

Cash Compensation

     In March 2012, the Board engaged compensation consultants from Radford to conduct a comprehensive analysis of non-employee director compensation in comparison to industry practices. As a result of this analysis, and Radford’s recommendation, the Board adjusted its annual cash compensation. The following table describes the annual cash compensation applicable to each role performed by non-employee directors for the specified time periods in 2012:

	Effective		Effective
	January 2012 – March 2012		April 2012 – December 2012
	Base	Additional	Base	Additional
Role	Retainer	Retainer	Retainer	Retainer
Board member	$20,000	$—	$42,500	$—
Chairman of the Board		$40,000		$30,000
Audit Committee Chair(1)		$15,000		$25,000
Compensation Committee Chair(1)		$7,500		$15,000
Nominating and Corporate Governance
Committee Chair(1)		$7,500		$10,000
Audit Committee member		$—		$12,500
Compensation Committee member		$—		$7,500
Nominating and Corporate Governance
Committee member		$—		$5,000
____________________

(1)	Committee Chair does not also receive additional Committee member compensation.

     Prior to the change in April 2012, non-employee director compensation was payable on the date of the annual meeting of stockholders with respect to the preceding 12-month period (or a pro rata portion of such amount if such director served for less than a full year), in cash or, at each director’s election, in fully vested shares of Common Stock granted under the 2006 Directors’ Stock Option Plan (the “2006 Directors’ Plan”) based on the closing price of our Common Stock on the NASDAQ Global Select Market on the annual meeting date.

     Prior to the change in April 2012, in addition to the above annual cash compensation, non-employee directors also were eligible to receive the following:

(i)	$1,500 for each regular or special Board meeting attended by such director in person, and $750 for each regular or special Board meeting attended by such director by telephone or videoconference; plus

(ii)	For members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board, $750 for each meeting of such committee attended by such director in person, and $250 for each meeting of such committee attended by such director by telephone or videoconference.

The per-meeting compensation under (i) and (ii) above was payable in cash within ten business days after each meeting.

     Since April 2012, the annual cash compensation is paid quarterly in arrears and may be payable in cash, or, at each director’s election, in fully vested shares of our Common Stock issued under the 2006 Directors’ Plan based on the closing price of our Common Stock on the NASDAQ Global Select Market on the date retainers would have otherwise been paid.

     Additionally, non-employee directors are eligible to receive equity grants, as more fully described below under the subsection entitled “Equity Compensation.” Non-employee directors also receive reimbursement for out-of-pocket expenses incurred in connection with attendance at meetings of the Board.

Director Compensation Table

     The following table provides compensation information for the fiscal year ended December 31, 2012 for each non-employee member of the Board. Dr. Scarlett does not receive any compensation for his Board service.

	Fees
	Earned
	or Paid in	Option
	Cash	Awards	Total
Director	($)	($)(1)	($)
Bradbury, Daniel(2)	$14,503	$76,244	$90,747
Eastham, Karin	$85,292	$28,424	$113,716
Fritzky, Edward	$69,292 (3)	$28,424	$97,716
Hofstaetter, Thomas	$60,791 (4)	$28,424	$89,215
Huh, Hoyoung	$85,876 (5)	$28,424	$114,300
Kiley, Thomas	$59,417	$28,424	$87,841
Lawlis, V. Bryan(6)	$39,000	$98,277	$137,277
Molineaux, Susan(7)	$12,526	$76,244	$88,770
Spiegel, Robert	$63,917 (8)	$28,424	$92,341
____________________

(1)	Amounts represent the aggregate grant date fair value of stock option awards granted during the fiscal year ended December 31, 2012 as calculated in accordance with FASB ASC Topic 718. For additional information, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of option awards and the calculation method.

(2)	Mr. Bradbury was appointed to the Board in September 2012.

(3)	Includes $51,042 in fees paid in stock in lieu of cash through the issuance of an aggregate 34,178 shares of Geron Common Stock under the 2006 Directors’ Plan.

(4)	Includes $21,041 in fees paid in stock in lieu of cash through the issuance of 14,923 shares of Geron Common Stock under the 2006 Directors’ Plan.

(5)	Includes $30,001 in fees paid in stock in lieu of cash through the issuance of 21,277 shares of Geron Common Stock under the 2006 Directors’ Plan.

(6)	Dr. Lawlis was appointed to the Board in March 2012.

(7)	Dr. Molineaux was appointed to the Board in September 2012.

(8)	Includes $14,375 in fees paid in stock in lieu of cash through the issuance of an aggregate 9,301 shares of Geron Common Stock under the 2006 Directors’ Plan.

Equity Compensation

Terms of Awards

     From January 1, 2012 until March 12, 2012, the 2006 Directors’ Plan provided for the automatic grant of the following types of equity awards:

     First Option. Each person who became a non-employee director, whether by election by Geron’s stockholders or by appointment by the Board to fill a vacancy, was automatically granted an option to purchase 60,000 shares of Common Stock on the date such person first became a non-employee director (the “First Option”). The First Option vested annually over three years upon each anniversary date of appointment to the Board.

     Subsequent Awards. Each non-employee director (other than the Chairman of the Board and any director receiving a First Option on the date of the annual meeting) was automatically granted a subsequent option on the date of the Annual Meeting of Stockholders in each year during such director’s service on the Board (a “Subsequent Option”) to purchase 10,000 shares of Common Stock and a restricted stock award (a “Subsequent Stock Award”) of 5,000 shares of Common Stock. In the case of the Chairman of the Board, the Subsequent Option was for 20,000 shares of Common Stock and the Subsequent Stock Award was for 10,000 shares of Common Stock.

     Committee Chair Service Awards. On the date of each Annual Meeting of Stockholders, the Chairman of the Audit Committee was automatically granted an option to purchase 8,000 shares of Common Stock (a “Committee Chair Service Option”), and a restricted stock award (a “Committee Chair Service Stock Award”) of 4,000 shares of Common Stock. The Committee Chair Service Option for the Compensation Committee Chairman and the Nominating and Corporate Governance Committee Chairman was 4,000 shares of Common Stock and the Committee Chair Service Stock Award was 2,000 shares of Common Stock.

     Committee Service Awards. On the date of each Annual Meeting of Stockholders, each non-employee director serving on the Audit Committee, Compensation Committee, or Nominating and Corporate Governance Committee, other than the respective Chairmen of those Committees, was automatically granted an option to purchase 2,000 shares of Common Stock (a “Committee Service Option”) and a restricted stock award of 1,000 shares of Common Stock (a “Committee Service Stock Award”). There was no stock option grant or restricted stock award contemplated for participation on other committees.

     Until March 13, 2012, the 2006 Directors’ Plan provided that each Subsequent Option, Committee Chair Service Option and Committee Service Option was fully vested on the date of grant. Each Subsequent Stock Award, Committee Chair Service Stock Award and Committee Service Stock Award vested annually in four equal installments over four years commencing on the date of grant and no payment was required from the non-employee director in order to receive the award.

     Exercise Price and Term of Options. The exercise price of all stock options granted under the 2006 Directors’ Plan is equal to the fair market value of a share of our Common Stock on the NASDAQ Global Select Market on the date of grant of the option.

     Restricted Stock and Restricted Stock Units. In addition to the automatic grant of restricted stock awards described above, the 2006 Directors’ Plan, as amended, also permits the discretionary grant of restricted stock awards and restricted stock units.

     In connection with the review of non-employee director compensation conducted in March 2012, and based on the recommendation of Radford, the compensation consultant to the Compensation Committee, the Board amended the 2006 Directors’ Plan effective March 13, 2012 to replace the First Option, the Subsequent Option, the Subsequent Stock Award, the Committee Chair Service Option, the Committee Chair Service Stock Award, the Committee Service Option and the Committee Service Stock Award with the following option grants to non-employee directors. All other provisions of the 2006 Directors’ Plan remain unchanged.

     First Director Option. Each person who becomes a non-employee director, whether by election by Geron’s stockholders or by appointment by the Board to fill a vacancy, will automatically be granted an option to purchase 70,000 shares of Common Stock on the date such person first becomes a non-employee director (the “First Director Option”). The First Director Option will vest annually over three years upon each anniversary date of appointment to the Board.

     Subsequent Director Option. Each non-employee director (other than any director receiving a First Option on the date of the annual meeting) will automatically be granted a subsequent option on the date of the Annual Meeting of Stockholders in each year during such director’s service on the Board (a “Subsequent Director Option”) to purchase 35,000 shares of Common Stock. The Subsequent Director Option will vest in full upon the first anniversary of the date of grant.

     The 2006 Directors’ Plan no longer provides for the automatic grant of restricted stock awards, but allows for grants of discretionary restricted stock awards. In prior years, directors have also received grants of performance-based restricted stock awards. No restricted stock awards have been granted under the 2006 Directors’ Plan in 2012.

Effect of Certain Corporate Events

     In the event of the dissolution or liquidation of the Company, a sale of all or substantially all of the assets of the Company, the merger or consolidation of the Company with or into another corporation in which the Company is not the surviving corporation or any other capital reorganization in which more than 50% of the shares of the Company entitled to vote are exchanged, each non-employee director shall have a reasonable time within which to exercise the option, including any part of the option that would not otherwise be exercisable, prior to the effectiveness of such dissolution, liquidation, sale, merger or reorganization, at the end of which time the option shall terminate, unless the outstanding option is assumed or an equivalent option substituted by the successor corporation (or a parent or subsidiary of the successor corporation). In addition, except as otherwise provided in an award agreement, unvested shares subject to awards of restricted stock and restricted stock units will become fully vested immediately prior to the date of such dissolution, liquidation, sale, merger, consolidation or reorganization.

2012 Option Grants

     The following table sets forth the following information with respect to non-employee directors (nine persons) for the fiscal year ended December 31, 2012: (i) stock options granted under the 2006 Directors’ Plan; and (ii) the grant date fair value of stock options granted. As discussed above, Geron’s executive officers and employees are not eligible for grants under the 2006 Directors’ Plan.

			Option Awards
			Granted	Grant Date Fair Value of
	Grant		During 2012	Option Awards Granted
Director	Date		(#)	During 2012 ($)(1)
Bradbury, Daniel(2)	9/26/12	(3)	70,000	$76,244
Eastham, Karin	5/17/12	(4)	35,000	$28,424
Fritzky, Edward	5/17/12	(4)	35,000	$28,424
Hofstaetter, Thomas	5/17/12	(4)	35,000	$28,424
Huh, Hoyoung	5/17/12	(4)	35,000	$28,424
Kiley, Thomas	5/17/12	(4)	35,000	$28,424
Lawlis, V. Bryan(5)	3/13/12	(3)	70,000	$69,853
	5/17/12	(4)	35,000	$28,424
Molineaux, Susan(6)	9/26/12	(3)	70,000	$76,244
Spiegel, Robert	5/17/12	(4)	35,000	$28,424
____________________

(1)	Amounts represent the grant date fair value of each stock option granted in 2012 calculated in accordance with FASB ASC Topic 718. For additional information, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards and the calculation method.

(2)	Mr. Bradbury was appointed to the Board in September 2012.

(3)	Stock option vests in a series of three equal consecutive annual installments commencing from the date of grant, provided the director continues to provide services to the Company.

(4)	Stock option vests one year from the date of grant, provided the director continues to provide services to the Company.

(5)	Dr. Lawlis was appointed to the Board in March 2012.

(6)	Dr. Molineaux was appointed to the Board in September 2012.

Outstanding Equity Awards at Fiscal Year-End

     The following table sets forth stock options and restricted stock awards, having time-based or performance-based vesting, outstanding for each non-employee director as of December 31, 2012.

	Option Awards Outstanding		Unvested Restricted Stock Awards
	as of December 31, 2012		Outstanding as of December 31, 2012
Director	Exercisable (#)	Unexercisable (#)	Time-Based (#)	Performance-Based (#)
Bradbury, Daniel	—	70,000	—	—
Eastham, Karin	110,500	35,000	12,375	47,500
Fritzky, Edward	187,750	35,000	14,936	47,500
Hofstaetter, Thomas	56,375	55,000	4,968	47,500
Huh, Hoyoung	97,135	130,365	49,687	55,000
Kiley, Thomas	139,500	35,000	13,718	47,500
Lawlis, V. Bryan	—	105,000	—	—
Molineaux, Susan	—	70,000	—	—
Spiegel, Robert	50,000	55,000	3,750	47,500

PROPOSAL 2

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

     As required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, the Board is requesting stockholders to vote, on a non-binding advisory basis, to approve the compensation paid to Geron’s Named Executive Officers as disclosed in this Proxy Statement in the sections entitled, “Compensation Discussion and Analysis” and “Executive Compensation Tables.” This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the compensation of Geron’s Named Executive Officers.

     As discussed in detail in the section entitled “Compensation Discussion and Analysis” of this Proxy Statement, Geron’s executive compensation strategy and structure is based on the following principles: (i) reward successful execution of business strategy; (ii) attract and retain qualified talent; and (iii) align management and stockholder interests. The executive compensation program is designed to achieve the following primary objectives:

1.	Ensure compensation is competitive for the role or job to be performed, in order to attract and retain executive officers while providing reasonable and responsible pay arrangements in order to maintain a sustainable cost framework,

2.	Maintain a high performing work culture by employing and retaining successful and experienced personnel and fostering teamwork among and high morale within the executive team,

3.	Reward and encourage successful completion of long-term goals and enhancement of stockholder wealth by linking incentive awards to the achievement of individual and corporate goals, and

4.	Align the interests of the executive officers with stockholders by motivating executive officers to achieve goals that will increase value for stockholders and reward excellence in performance.

     The Compensation Committee actively reviews and assesses our executive compensation program in light of the highly competitive employment environment in the San Francisco Bay Area, the challenge of recruiting, motivating and retaining executive officers in an industry with much longer business cycles than other commercial industries, and evolving compensation governance and best practices. In reconciling these areas, the Compensation Committee strives to act in the long-term best interests of Geron and our stockholders and believes that Geron’s executive compensation programs are strongly aligned with the long-term interests of our stockholders. In determining whether to approve this proposal, the Compensation Committee believes that stockholders should consider the following:

  Emphasis on Pay for Performance. A significant portion of our executive officers’ total compensation is variable and at risk and tied directly to our measurable performance. For example in 2012, the largest portion of our Chief Executive Officer’s total compensation was performance-based (consisting of annual incentive bonus and annual equity awards). The Compensation Committee believes that this structure, which puts a considerable proportion of executive officers’ total compensation “at risk,” contingent on appreciation of Geron Common Stock, achievement of specific corporate goals, and continued employment, strongly aligns the interests of our executive officers with those of our stockholders, ties their compensation to the most concrete measure of performance against critical corporate goals and promotes retention. None of our Named Executive Officers are entitled to guaranteed or minimum bonuses under our annual incentive bonus program.

  Peer Group Positioning. The Compensation Committee utilizes an independent compensation consultant to regularly assess our executive compensation program, including total compensation and individual compensation elements, against peer group market data. For 2012, in consultation with our independent compensation consultant, Radford, the Compensation Committee chose a peer group consisting of similarly-sized companies at a similar stage of development and of similar complexity, with whom we may compete for talent. The Compensation Committee generally targeted our Named Executive Officers’ 2012 total compensation (consisting of base salary, target annual incentive bonus and equity awards) to be between the 50th to 60th percentile of the total compensation to comparable executive officers of our peer group.

  Responsible Internal Pay Equity. For 2012, our Chief Executive Officer’s total actual compensation was less than one and a half times the average total actual compensation of our other Named Executive Officers, which reflects internal fairness and an important benchmark to avoid excessive compensation of the Chief Executive Officer.

  Equity is a Key Component of Compensation and Aligns our Compensation Programs with the Long-Term Interests of our Stockholders. Our equity awards granted in 2012 only provide value if the market price of our stock increases and if the executive officer continues in our employment. Therefore, these awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value, keeps the executive officers’ total compensation opportunity competitive and encourages our executive officers to remain in the long-term employ of our Company.

  Limited Personal Benefits. Our executive officers are eligible for the same benefits as non-executive, salaried employees, and do not receive any personal benefits other than a housing allowance and travel reimbursement allowance for Dr. Scarlett, our President and Chief Executive Officer.

  No Tax Gross-Ups on Compensation. None of our executive officers receive tax related gross-ups on any element of compensation.

  No Single-Trigger Change in Control Cash Benefits. Executive officer employment agreements and our Amended Severance Plan require an actual or constructive termination of employment before any cash benefits are paid.

  No Retirement Benefits. We do not offer any pension plans or health benefits during retirement.

Advisory Vote and Board Recommendation

     We request stockholder approval of the 2012 compensation of our Named Executive Officers as disclosed in this Proxy Statement pursuant to the SEC’s compensation disclosure rules which disclosure includes the section entitled “Compensation Discussion and Analysis,” the compensation tables and the narrative disclosures that accompany the compensation tables within the section entitled “Executive Compensation Tables” of this Proxy Statement. This vote is not intended to address any specific element of compensation, but rather the overall compensation of our Named Executive Officers and the compensation philosophy, policies and practices described in this Proxy Statement.

     Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

     “RESOLVED, that the stockholders approve, on a non-binding advisory basis, the compensation paid to Geron’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Proxy Statement relating to the Company’s 2013 Annual Meeting of Stockholders.”

     Approval of the above resolution requires the affirmative vote of the shares present in person or represented by proxy at this meeting. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

     Stockholders are not being asked to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is non-binding on us with respect to future executive officer compensation decisions, including those related to our Named Executive Officers, or otherwise. However, the Board and the Compensation Committee will review the results of the vote and take them into account when considering future executive officer compensation policies and decisions.

     The Board has approved holding a “say-on-pay” advisory vote every year. Unless the Board modifies its policy on the frequency of future “say-on-pay” advisory votes, the next “say-on-pay” advisory vote will be held at the 2014 Annual Meeting of Stockholders.

The Board of Directors Unanimously Recommends That
Stockholders Vote FOR Proposal 2

COMPENSATION DISCUSSION AND ANALYSIS

Overview

     This Compensation Discussion and Analysis section presents and discusses executive compensation policies and programs and the compensation decisions relating to the “Named Executive Officers” (as defined below) for the 2012 fiscal year, and includes the following:

  an executive summary of the compensation program for the Named Executive Officers;

  a review of executive management changes in 2012;

  an overview of the executive compensation programs;

  the role of the Compensation Committee;

  results from the advisory vote in 2012;

  a detailed discussion and analysis of the Compensation Committee’s specific decisions about the 2012 compensation of the Named Executive Officers;

  a description of the employment agreements for the Named Executive Officers; and

  a summary of the potential severance benefits for the Named Executive Officers in the event of a change in control.

     In addition to the historical information contained herein, this Compensation Discussion and Analysis also contains forward-looking statements that are based on current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs summarized in this discussion.

Executive Summary

     We structured our 2012 executive compensation program to emphasize pay for performance and to be reasonable and competitive with the peer companies with whom we compete for executive talent. The highlights of our executive compensation program for 2012 are summarized above in Proposal 2.

     We faced uncertainty in the second half of 2012 that created employee retention challenges and influenced our compensation decisions. We discontinued our Phase 2 clinical trial of imetelstat in metastatic breast cancer and discontinued the GRN1005 program in its entirety. In addition, in December 2012, we announced a restructuring that reduced the workforce from 107 positions to 64 full-time positions. Thus, the compensation decisions in late 2012 and early 2013 were highly influenced by the retention challenges arising from the significant uncertainty relating to our future with the dependence on one product candidate, imetelstat, the need to motivate executive officers and employees to pursue the development opportunities for imetelstat despite the clinical challenges in 2012, and the competitive market environment for qualified biotechnology employees.

     Although the results from our clinical trials of imetelstat in metastatic breast cancer and GRN1005 in brain metastases did not yield the desired outcomes, we conducted operations to maximize our efforts to obtain this clinical data on a timely basis. As a result, we were able to quickly implement critical strategic decisions regarding patient welfare, future development plans for imetelstat and fiscal management. When the Compensation Committee and the Board evaluated our actions during 2012, they determined that we had met a significant portion of our corporate goals relating to timely enrollment, analysis and planning of the clinical trials, in order to best position us for the opportunity to receive positive results. For example, we completed patient enrollment in the Phase 2 study of imetelstat in advanced non-small cell lung cancer to enable an analysis of clinical results by the end of 2012; we conducted an unplanned interim analysis on top-line results from the Phase 2 trial of imetelstat in metastatic breast cancer and advanced non-small cell lung cancer; and we assessed top-line data from our Phase 2 trials of imetelstat in essential thrombocythemia and multiple myeloma. In addition, we fully met our financial goals and made significant corporate development progress related to the divestiture of our stem cell assets. As such, the Compensation Committee and the Board determined that we achieved 88% of our 2012 corporate goals. For details regarding our achievement of corporate goals in 2012, see section entitled “Compensation Discussion and Analysis – 2012 Corporate Goal Achievement Factor” on page 32. The Compensation Committee and the Board also determined that our Named Executive Officers, including our Chief Executive Officer, made crucial efforts towards achievement of our corporate goals, as well as leading individual team, department and functional performance and achievements, despite challenges during the year and such individuals should be rewarded for those efforts.

Executive Management Changes in 2012

     In January 2012, Graham K. Cooper was appointed Executive Vice President, Finance and Business Development, and Chief Financial Officer.

     In February 2012, Stephen N. Rosenfield was appointed Executive Vice President, General Counsel and Corporate Secretary. Prior to his appointment, Mr. Rosenfield served as a legal consultant to Geron commencing in October 2011.

     In September 2012, Andrew J. Grethlein, Ph.D., was appointed Executive Vice President, Technical Operations.

     In December 2012, Craig C. Parker was appointed Senior Vice President, Corporate Development. Prior to his appointment, Mr. Parker served as a business development consultant to Geron commencing in September 2012.

     Contemporaneously with Mr. Cooper’s departure from Geron in December 2012 in conjunction with the 2012 restructuring, Olivia K. Bloom was appointed Senior Vice President, Finance, Chief Financial Officer and Treasurer.

     The following executive officers are collectively referred to herein as the Named Executive Officers:

  Dr. John A. Scarlett, President and Chief Executive Officer (appointed as Chief Executive Officer in September 2011 and additionally, as President in January 2012);

  Ms. Olivia K. Bloom, Senior Vice President, Finance, Chief Financial Officer and Treasurer;

  Mr. Graham K. Cooper, former Executive Vice President, Finance, and Chief Financial Officer;

  Dr. Andrew J. Grethlein, Executive Vice President, Technical Operations and Acting Head of Research;

  Dr. Stephen M. Kelsey, Executive Vice President, Research & Development, and Chief Medical Officer; and

  Mr. Stephen N. Rosenfield, Executive Vice President, General Counsel and Corporate Secretary.

Overview of the Executive Compensation Program

Philosophy & Objectives

     The overall objective of the compensation program is to support business objectives by attracting, retaining and engaging the highest caliber of employees, including executive officers, while maintaining a fiscally responsible position in a highly competitive employment environment. Consistent with this overall objective, the goals of the executive compensation program are to:

  pay appropriate cash and equity compensation to executive officers for retention purposes during periods of significant uncertainty (e.g., in 2013, due to the discontinuation of key clinical trials in the second half of 2012);

  attract and retain executive officers that can capably lead by incentivizing them with competitive cash and non-cash compensation opportunities;

  enable a high performing culture by employing and retaining successful experienced executive officers;

  encourage and inspire the executive officers to achieve key corporate strategic and financial objectives by linking incentive award opportunities to the achievement of individual and corporate goals; and

  align the interests of the executive officers with stockholders by motivating executive officers to focus on achievements that will result in an increase in value for our stockholders and reward executive officers for excellence in performance.

     The Compensation Committee reviews and approves all of the compensation policies relating to executive officers, including salaries, target annual incentive bonuses and equity awards (except for the Chief Executive Officer, whose compensation is approved by the Board). As discussed in further detail below, the 2012 compensation program for the Named Executive Officers consisted of, and was intended to strike an appropriate balance among, base salary, target annual incentive bonuses and equity awards. “Total compensation” referred to in this Compensation Discussion and Analysis consists of annual base salary, target annual incentive bonus and equity awards. The Compensation Committee strives to act in the best interests of Geron and our stockholders, as well as to ensure that the elements of compensation do not, individually or in the aggregate, encourage excessive risk taking.

Components

     The components of the executive compensation program consist primarily of base salary, annual incentive bonuses, equity awards and broad-based benefits. To provide competitive total compensation to executive officers, we utilize a mix of cash (base salaries and annual incentive bonuses) and long-term incentives (equity awards)

that are competitive with the market. The Compensation Committee has structured our executive compensation program as follows to ensure that executive officers are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies.

     The Compensation Committee does not have any formal policies for allocating compensation among the various components of compensation. Instead, the Compensation Committee uses its judgment to establish for each Named Executive Officer a mix of current, short-term and long-term incentive compensation, and equity, cash and non-cash compensation, that it believes appropriate to achieve the compensation and corporate objectives described above. However, because we believe it is important to our success to aggressively pursue long-term goals, to avoid excessive risk taking, and to preserve our cash resources, and to further our pay-for-performance philosophy, a significant portion of our Named Executive Officers’ total compensation is comprised of performance-based bonus opportunities and long-term equity awards, which align the executive officers’ incentives with the interests of our stockholders.

Base Salary

     Base salaries serve to provide a fixed amount of compensation to our executive officers for performing daily responsibilities and provide stability and security. Base salaries for executive officers are reviewed and determined by the Compensation Committee on an annual basis, in consultation with our compensation consultant, based on each executive officer’s responsibilities, individual performance, achievement of corporate and strategic goals and a review of competitive salary and total cash compensation data. Any increases in base salary are based on an evaluation of the individual’s performance as well as the individual’s criticality to our future plans. Merit increases typically take effect on January 1st of each calendar year. The Board approves any change in base salary for the Chief Executive Officer based upon recommendation from the Compensation Committee.

     We generally aim to ensure that the base salaries and total compensation (comprised of base salary, target annual incentive bonus and equity awards) for our executive officers, including the Named Executive Officers, are maintained at competitive levels, which levels are generally targeted, on average, at the 50th to the 60th percentile of peer group market data for executive officers in comparable positions with similar responsibilities. The Compensation Committee believes this is appropriate because competition for executive talent is intense in our industry and in our geographic area and continued leadership from our executive officers is deemed critical to our success.

Annual Incentive Bonuses

     Under our annual incentive bonus program, every employee, including executive officers, has an established annual incentive bonus target, which is equal to a percentage of the employee’s base salary. This percentage increases with increasing level of responsibility and title. Each employee’s actual earned annual incentive bonus, if any, is calculated based on: (1) corporate goal achievement (corporate goal achievement factor), (2) individual performance achievements (individual performance factor) and (3) support of corporate values (the corporate values performance factor). For more senior employees and executive officers, the weighting of corporate goal achievement has greater influence on the annual incentive bonus, as performance from these individuals has a larger impact on performance toward corporate goal achievement. This program is designed to create a direct link between executive compensation and operational and financial goals to provide motivation for executive officers to implement strategic initiatives intended to meet or exceed pre-established corporate goals.

     At the beginning of each year, the Chief Executive Officer presents the annual corporate goals, which generally relate to our operational and financial performance, and recommends weightings for each goal to the Compensation Committee and the Board. The weighting for each corporate goal depends on its importance and business value for Geron and our stockholders. The Board approves the corporate goals and weightings.

     As part of the annual year-end performance review process, the Compensation Committee, taking into consideration recommendations from the Chief Executive Officer, evaluates our overall achievement of the corporate goals during the preceding year and other significant company accomplishments, while taking into consideration the degree of difficulty in achieving the corporate goals and any particular events or circumstances that impacted performance. The corporate goal achievement factor ranges from 0 to 1.0 and is approved by the Board upon recommendation from the Compensation Committee based upon the Board’s assessment of Company achievement of annual corporate goals.

     The Chief Executive Officer presents to the Compensation Committee written assessments of the performance and achievements, including support of the corporate values, of each of the executive officers (other than himself) for the prior year and recommends the individual performance factor and corporate values performance factor for each executive officer (other than himself). The Compensation Committee reviews and approves the individual performance factor and the corporate values performance factor for each of the executive officers. The Compensation Committee and Board review and approve the individual performance factor and corporate values performance factor used in the calculation of an annual incentive bonus, if any, for the Chief Executive Officer. The corporate values performance factor ranges from 0 to 1.0. The individual performance factor ranges from 0 to 1.30, and this is the only factor that may increase an annual incentive bonus above the annual target incentive bonus percentage for any employee, including the Named Executive Officers. The Compensation Committee has the discretion to approve an individual performance factor above 1.30 upon evaluation of appropriate criteria. There are no minimum or guaranteed bonus payments for employees, including the Named Executive Officers.

Equity Awards

     Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders. We have granted equity awards in the form of stock options and restricted stock awards. Additionally, to further the compensation philosophy of linking compensation with performance, the Compensation Committee granted performance-based restricted stock awards (PSAs) in 2010 and 2011 to certain employees, including executive officers, and members of our Board. The vesting for these PSAs is based on the achievement of certain specific corporate objectives or market price thresholds of our Common Stock. These PSAs either will not vest at all or will vest 100% upon achievement of the specified performance criteria or market price threshold, as applicable, upon certification of achievement by the Compensation Committee. As of December 31, 2012, the PSAs remain subject to vesting if the corporate objectives or market price thresholds are attained prior to July 9, 2013 or June 30, 2014, as applicable.

     Stock option grants and restricted stock awards (including PSAs) from the 2002 Equity Incentive Plan and 2011 Incentive Award Plan encourage employee ownership in Geron, link pay with performance and align the interests of stockholders and employees. Primarily through sustained growth by and positive price per share performance in our stock, will employees, including the Named Executive Officers, be able to realize gains from equity-based awards. The Compensation Committee determines the size of any stock option grant and restricted stock award according to each executive officer’s position, and sets a level it considers appropriate to create an opportunity for reward predicated on increasing stockholder value. The Compensation Committee also takes into account each Named Executive Officer’s recent performance history, his or her potential for future responsibility, and criticality of his or her work. Other factors may include equity awards previously granted, the amount of actual versus theoretical equity value per year that has been derived to date by the individual, the current actual value of the unvested equity grants for each individual, the percentage of stock option grants with exercise prices greater than Geron’s stock price and the number of stock option grants that have expired unexercised as a result of market conditions. The Compensation Committee has the discretion to give relative weight to each of these factors. There is no set formula for the granting of stock options or other equity awards to employees, including the Named Executive Officers. For non-executive employees, the Chief Executive Officer and other executive officers determine the size of any stock option grant or restricted stock award according to each position and/or the individual’s past performance and criticality of the individual’s work.

     The Compensation Committee grants equity awards to newly hired and existing executive officers, except the Chief Executive Officer, with respect to whom the Board determines equity awards based on the recommendation of the Compensation Committee. The Compensation Committee has discretion regarding the subsequent date upon which awards are effective. Our general policy is to grant stock options and other equity awards on fixed dates determined in advance, although there may be occasions when grants are made on other dates. All required approvals are obtained in advance of or on the actual grant date. We grant our stock options and other equity awards independent and irrespective of the existence of any favorable or unfavorable news or developments known or disclosed by us prior or after such granting.

     The exercise price of all stock option grants is equal to the closing price of Geron common stock as reported by the NASDAQ Global Select Market on the date of grant, so employees and executives who receive stock option grants do not realize any compensation from such options unless the stock price increases above the exercise price. In this manner, the interests of our stockholders, and employees and executive officers during their employment, are aligned for the long-term success of Geron.

     Geron’s standard vesting schedule for the first stock option grant awarded to newly hired employees, including executive officers, provides that 12.5% of the shares granted will vest six months after the date of the grant, and the remaining shares will vest in equal monthly installments over the following 42 months so that vesting is complete four years from the date of grant, provided the employee continues to provide services to the Company during that time. Additional option grants made after an employee, including an executive officer, has provided services to the Company for more than 6 months generally vest monthly from the date of grant over four years.

Broad-Based Benefits

     Benefit programs include a variety of health insurance plans, 401(k) plan with Company matching, Employee Stock Purchase Plan and flexible spending 125 cafeteria plan covering health and dependent care services. These benefits are offered to all employees, including executive officers. We do not offer pension or other retirement benefits to employees. Currently, Dr. Scarlett receives housing and travel reimbursement for the commute from his principal residence in Texas.

Role of the Compensation Committee

     The Compensation Committee acts on behalf of the Board with respect to overseeing our compensation policies and programs and in determining compensation for executive officers, including the Named Executive Officers. Compensation Committee members are independent of management and meet the NASDAQ listing standards for independence. Typically, the Compensation Committee meets at least once quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with Chief Executive Officer, Senior Director of Human Resources, General Counsel and Radford. The Compensation Committee also meets in executive session. The Compensation Committee exercises independent judgment in allocating between cash and non-cash, and equity, compensation. In setting the annual level of cash and equity compensation for executive officers, the Compensation Committee typically considers various factors, which include: corporate performance, our achievement toward meeting annual corporate goals, each executive officer’s individual performance, the criticality of each executive officer’s skill set, and market data for our industry and defined peer group. Each of these factors is balanced against Geron’s ability to award cash and equity incentives. The Compensation Committee has the authority to retain special counsel and other experts, including compensation consultants to support their responsibilities in determining executive officer compensation and related programs. Since December 2011, the Compensation Committee has retained Radford as its independent compensation consultant for their extensive analytical and consulting work in the biotech/pharmaceutical industry. In this capacity, Radford provided documentary support, including industry data from third-party salary survey sources, and recommendations related to cash and equity compensation for executive officers and members of the Board.

     The Compensation Committee received information from Radford about potential conflicts of interest and has analyzed whether the work of Radford as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to Geron by Radford or any other AON Hewitt Company; (ii) the amount of fees Geron paid to Radford or any other AON Hewitt Company as a percentage of the firm’s total revenue; (iii) Radford’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Radford, any other AON Hewitt Company or the individual compensation advisors employed by Radford with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Compensation Committee; and (vi) any Geron common stock owned by the individual compensation advisors employed by Radford. Based on these factors, the Compensation Committee determined that there were no conflicts of interest with respect to Radford providing services to the Compensation Committee.

     The Compensation Committee reviews, and thereafter recommends to the Board, both the establishment and achievement of annual corporate goals for the annual incentive bonus program. The Board considers the recommendations of the Compensation Committee and may modify such recommendations before approval, or approve them as made. To aid the Compensation Committee in its responsibilities, the Chief Executive Officer, with the assistance from the General Counsel and Senior Director of Human Resources, provides the Compensation Committee with recommendations relating to achievement of our annual corporate goals, individual performance of executive officers and cash and equity compensation recommendations for each executive officer. The Chief Executive Officer does not participate in the Compensation Committee’s or Board’s deliberations or decisions with regard to his own compensation, which must be approved by the Board. The Chief Executive Officer reviews the performance of the other executive officers with the Compensation Committee. The Compensation Committee does not consult with any other executive officer with regard to its decisions concerning compensation for executive officers. In making such decisions, the Compensation Committee gives considerable weight to the Chief Executive Officer’s performance evaluations of the other executive officers, since he has direct knowledge of the criticality of their work and performance and contributions.

     In December 2011, the Compensation Committee determined that a definitive group of peer companies was desirable to provide benchmarks in connection with 2012 executive officer, employee and director compensation matters. Accordingly, the Compensation Committee engaged Radford, who recommended a comparable peer group for 2012. Based on Radford’s recommendations, the Compensation Committee approved a specific peer group in January 2012 to benchmark executive officer compensation. This peer group consisted of 19 publicly traded, U.S-based biotechnology/pharmaceutical companies. The majority of these companies were not commercial, had market capitalizations between $110 million and $430 million, headcount ranges from 90 to 350 employees and research and development expenditures ranging from $30 million to $125 million. These parameters represented one-half of, to two times, those of Geron at the time the peer group was constructed in January 2012. The companies comprising the 2012 peer group were:

Affymax	Exelixis	Neurocrine Biosciences
Alnylam Pharmaceuticals	Infinity Pharmaceuticals	NPS Pharmaceuticals
Ardea Biosciences	InterMune	Optimer Pharmaceuticals
Arena Pharmaceuticals	MannKind	Pharmacyclics
DURECT	MAP Pharmaceuticals	Rigel Pharmaceuticals
Dynavax Technologies	Micromet
Enzon Pharmaceuticals	Nektar Therapeutics

     In 2012, the Compensation Committee’s general market positioning strategy, in consultation with Radford, was to target total compensation (consisting of base salary, target annual incentive bonus and equity awards) for our Named Executive Officers to be at the 50th to 60th percentile of the Radford peer group market data for each Named Executive Officer’s position. However, the Compensation Committee retained the ability to set the individual components or total compensation for an individual Named Executive Officer to be above or below the positioning target based on factors such as experience, performance achieved, specific skills or competencies, the desired pay mix (e.g., cash versus equity) and our budget. The peer group market data the Compensation Committee examined was provided by Radford and consisted of publicly filed compensation information from our peer companies as well as internal Radford survey data regarding our peer companies. The Compensation Committee believes this market positioning strategy was necessary and appropriate in order to attract and retain top executive talent in the competitive environment in which we operate.

2012 Advisory Vote on Executive Compensation

     In 2012, we sought an advisory vote from our stockholders regarding our executive compensation program. Approximately 62% of votes cast supported the program. The Compensation Committee considers the results of the advisory vote as it completes its annual review of each pay element and the compensation packages provided to our Named Executive Officers and other executive officers. The Compensation Committee considered the 2012 say-on-pay vote and did not make any significant changes for 2012 as a result of the vote.

     The Compensation Committee believes that our compensation program appropriately provides competitive compensation for performance, which effectively incentivizes our Named Executive Officers to maximize shareholder value and encourages long-term retention. The Compensation Committee will continue to consider the outcome of our say-on-pay votes and our stockholder views when making future compensation decisions for the Named Executive Officers.

2012 Compensation Decisions

Base Salaries

     The following 2012 base salaries for the Named Executive Officers were effective as of January 1, 2012 or the Named Executive Officer’s subsequent date of commencement of employment with us, as applicable. Adjustments to the 2011 base salaries were made in recognition of an executive officer’s individual achievements and when necessary, in order to align his or her compensation with the peer group market data provided by Radford. With the exception of Ms. Bloom and Dr. Kelsey, the Named Executive Officers’ 2012 base salaries represent those salaries set forth in their employment agreements and were determined based on peer group market data for executive officers in similar positions and negotiations in connection with their commencement of employment, as applicable.

     Dr. Scarlett’s base salary was not increased in 2012 and was consistent with his September 2011 employment agreement with us. Ms. Bloom’s base salary was increased 6.25% in 2012 as a result of a merit increase and because her 2011 base salary was at approximately the 25th percentile of the market data. After such increase, Ms. Bloom’s 2012 base salary approximated the 50th percentile of the market data. Dr. Kelsey’s base salary was increased 3.75% in 2012 as a result of a merit increase. After such increase, Dr. Kelsey’s 2012 base salary was at approximately the 60th percentile of the market data. Dr. Scarlett, Mr. Cooper, Dr. Grethlein and Mr. Rosenfield’s 2012 base salaries represented approximately the 50th to 60th percentile of the market data.

	2011	Salary	2012
Named Executive Officer	Base Salary	Increase (%)	Base Salary
John A. Scarlett, M.D.	$550,000	0%	$550,000
Olivia K. Bloom	$240,000	6.25%	$255,000 (1)
Graham K. Cooper	N/A	N/A	$375,000
Andrew J. Grethlein, Ph.D.	N/A	N/A	$355,000
Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path.	$400,000	3.75%	$415,000
Stephen N. Rosenfield, J.D.	N/A	N/A	$292,000
____________________

(1)	Ms. Bloom’s 2012 base salary was further increased to $330,000 in December 2012 in connection with her appointment to Chief Financial Officer.

     In the first quarter of 2013, based on the recommendations and the peer group market data provided by Radford, the Compensation Committee and, with respect to Dr. Scarlett, the Board, approved 3.5% salary increases, which reflected merit and market adjustments to the base salaries of each of our Named Executive Officers except for Mr. Cooper, who separated from service with Geron in December 2012, and Ms. Bloom, who received an adjustment to her base salary in December 2012.

2012 Annual Incentive Bonuses

     The Named Executive Officers’ 2012 annual incentive bonus targets remained at the same levels set in 2010 and 2011, which ranged from 40% to 60% of base salary depending on the executive officer’s position. The annual incentive bonus targets for senior vice presidents, executive vice presidents and the Chief Executive Officer are currently 40%, 45% and 60%, respectively. In connection with Dr. Scarlett’s employment agreement with us, Dr. Scarlett is eligible to receive an annual incentive bonus target of up to 60% of his annual base salary, payable at the discretion of the Board. For 2012, other than Dr. Scarlett, each Named Executive Officer’s annual incentive bonus was 50% dependent upon achievement of our corporate goals, 30% dependent on their individual performance and achievement and 20% dependent upon individual performance of our corporate values. Dr. Scarlett’s 2012 bonus was dependent upon achievement of our corporate goals and at the discretion of the Board. The table below summarizes the annual incentive bonus targets as a percentage of annual salary for each of our Named Executive Officers for 2012, which were effective at the beginning of 2012 or the Named Executive Officer’s subsequent date of commencement of employment with us, as applicable. The annual incentive bonus targets are set forth in each Named Executive Officer’s employment agreement and designed to, when combined with base salary and equity awards, i.e., total compensation, approximate the 50th to 60th percentile of the peer group market data as provided by Radford.

Annual Incentive Bonus
Named Executive Officer	Target as a % of Salary
John A. Scarlett, M.D.	60%
Olivia K. Bloom	40%
Graham K. Cooper(1)	45%
Andrew J. Grethlein, Ph.D.(2)	45%
Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path.	45%
Stephen N. Rosenfield, J.D.	45%
____________________

(1)	In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Transition and Separation agreement between us and Mr. Cooper (the “Cooper Separation Agreement”), Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

(2)	The annual incentive bonus earned by Dr. Grethlein for 2012 is pro-rated for his service to us in 2012 from his September 2012 hire date.

2012 Corporate Goal Achievement Factor

     The table below summarizes the corporate goals approved by the Board for 2012, including assigned weightings, and the Compensation Committee’s and Board’s assessment of our level of achievement of those goals in 2012. Based on these assessments, Geron’s overall corporate goal achievement factor for 2012 was 88%.

2012 Corporate Goal			Weighting (A)	Highlights of Company Performance	Percentage Achievement (B)	Total (A x B)
1.	Clinical Development:
Imetelstat
	a)	Given a defined, minimum progression-free survival, PFS, event count, analyze, interpret, and report top-line data from Phase 2 randomized trial in advanced non-small cell lung cancer, or NSCLC.	a) 12.5%
  Completed patient enrollment in Phase 2 study of imetelstat in advanced non-small cell lung cancer in a timely manner to enable analysis of clinical results by the end of the year.
  Developed telomere length diagnostic assay to retrospectively measure tumor telomere length in Formalin Fixed Paraffin Embedded tumor samples to be utilized for an exploratory sub-group analysis of data from the Phase 2 trial of imetelstat in advanced non-small cell lung cancer.
  Performed exploratory sub-group analysis of data from the Phase 2 trial of imetelstat in advanced non-small cell lung cancer based on segregation by tumor telomere length.
					a) 100%	a) 12.5%

	b)	Given a defined, minimum PFS event count, analyze, interpret, and report top-line data from Phase 2 randomized trial in metastatic breast cancer.	b) 12.5%
  Completed patient enrollment in Phase 2 trial of imetelstat in metastatic breast cancer in a timely manner to enable analysis of clinical results by the end of the year.
  Conducted unplanned interim analysis on top-line results from the Phase 2 trial of imetelstat in metastatic breast cancer and Phase 2 trial of imetelstat in advanced non-small cell lung cancer.
					b) 100%	b) 12.5%

2012 Corporate Goal		Weighting (A)	Highlights of Company Performance	Percentage Achievement (B)	Total (A x B)
c)	Analyze, interpret, and report top-line data from Phase 2 studies in essential thrombocythemia and multiple myeloma.	c) 10%
  Assessed top-line data from the Phase 2 trials of imetelstat in essential thrombocythemia and multiple myeloma.
  Presented top-line data from the first 14 patients enrolled in the essential thrombocythemia trial at the December 2012 American Society of Hematology annual meeting.
				c) 100%	c) 10%

d)	Present initial integrated Product Development Plan to Board of Directors.	d) 10%	Presented Product Development Plan to Board in November 2012.	d) 100%	d) 10%

GRN1005
a)	Given appropriate safety and efficacy to justify continuing enrollment, complete 80% of planned enrollment in Phase 2 trial of brain metastases in metastatic breast cancer.	a) 10%	Conducted futility analysis on data from GRN1005 Phase 2 clinical trial in patients with brain metastases arising from metastatic breast cancer.	a) 100%	a) 10%

b)	Given appropriate safety and efficacy to justify continuing enrollment, complete 70% of planned enrollment in Phase 2 trial of brain metastases in NSCLC.	b) 5%		b) 0%	b) 0%

c)	Present initial integrated Product Development Plan to Board of Directors in Q4 2012 that encompasses nonclinical, clinical, regulatory, commercial, chemistry, manufacturing and controls, and financial plans through to commercial launch.	c) 5%	Developed initial product development plans for GRN1005 program.	c) 100%	c) 5%

d)	Develop initial commercial cost of goods targets and initiate process improvement plans.	d) 5%	Developed initial cost of goods targets and initiated manufacturing process improvement plans.	d) 100%	d) 5%

2012 Corporate Goal			Weighting (A)	Highlights of Company Performance	Percentage Achievement (B)	Total (A x B)
2.	Research:
	Complete the synthesis of 70 potential lead molecules and complete in vivo screening of 14 lead molecules in relevant tumor models to enable decision making to move candidate(s) into preclinical development.		5%	Partially met synthesis targets for potential lead molecules that included positive in vivo efficacy data for new molecular entities in oncology research.	60%	3%
3.	Corporate Development:
	Complete disposition of stem cell programs		10%	Signed letter of intent with BioTime, Inc. and its subsidiary, BioTime Acquisition Corporation; however, full disposition of stem cell programs not completed in 2012.	50%	5%
4.	Administration:
	a)	Manage expenditures to Board-approved budget with appropriate financial controls and reporting.	a) 10%	Managed cash burn of less than $70 million in 2012.	a) 100%	a) 10%

	b)	Establish corporate systems and processes to promote a high performance culture with values that foster inclusion, accountability, and management excellence by enhancing the performance management system, implementing a Leadership Forum, decentralizing purchasing approval and budget accountability, and measuring progress via employee group feedback and surveys.	b) 5%	Implemented corporate systems and processes that enabled a high performing work environment	b) 100%	b) 5%
Total			100%			88%

Individual Performance and Corporate Values Performance Factors

     For all employees in 2012, including the Named Executive Officers, actual individual performance factors ranged from 0.85 to 1.30. For the Named Executive Officers, except for the Chief Executive Officer and Mr. Cooper, his or her 2012 individual performance factor was based on overall performance and achievement, which reflected: his or her support of the 2012 corporate goals; individual, team, departmental and functional performance and achievements, including performance and achievements beyond the corporate, individual, team, departmental and functional goals. The corporate values performance factors ranged from 0 to 1.0, based on how the Named Executive Officer supported corporate value adherence. Our corporate values are authenticity, accountability, excellence, integrity and respect.

     The following are the annual incentive bonus targets and weighting percentages used to calculate the 2012 annual incentive bonus for each of the Named Executive Officers as well as the 2012 actual bonus percentage awarded.

	(A)	(B)	(C)	(D)	(E)	(F)	(G)	= (A*B*C)
								+ (A*D*E)
								+(A*F*G)
	Annual							Annual
	Incentive		2012				2012	Incentive
	Bonus	Corporate	Corporate		2012		Corporate	Bonus
	Target	Goal	Goal	Individual	Individual	Corporate	Values	Awarded
	as a	Achievement	Achievement	Performance	Performance	Values	Performance	as a % of
Named Executive Officer	% of Salary	Weighting	Factor	Weighting	Factor	Weighting	Factor	Salary
John A. Scarlett, M.D.(1)	60%	100%	0.88	N/A	N/A	N/A	N/A	52.8%
Olivia K. Bloom	40%	50%	0.88	30%	1.10	20%	1.00	38.8%
Graham K. Cooper(2)	45%	50%	N/A	30%	N/A	20%	N/A	N/A
Andrew J. Grethlein, Ph.D.(3)	45%	50%	0.88	30%	1.10	20%	1.00	43.7%
Stephen M. Kelsey, M.D.,
F.R.C.P., F.R.C.Path.	45%	50%	0.88	30%	1.10	20%	1.00	43.7%
Stephen N. Rosenfield, J.D.	45%	50%	0.88	30%	1.25	20%	1.00	45.7%
____________________

(1)	Dr. Scarlett’s 2012 bonus is described below under the section entitled “2012 Annual Incentive Bonus for Chief Executive Officer.”

(2)	In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Cooper Separation Agreement, Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

(3)	Dr. Grethlein joined Geron in September 2012. The bonus percentages shown were applied against a pro-rated base salary for Dr. Grethlein’s length of service during 2012.

     For 2012, the Compensation Committee concurred with Dr. Scarlett’s recommendation for each executive officer’s individual performance and corporate values performance factor, as discussed in detail below. Ms. Bloom was awarded an individual performance factor of 1.10 and a corporate values performance factor of 1.0 based primarily on the following achievements:

  Successfully monitoring and controlling expenses to stay within a $70 million spending level. In doing so, Ms. Bloom implemented a new Financial Planning and Analysis function, which provided monthly budgeted versus actual reporting, and drafted and implemented a new purchasing and contracts policy;

  Providing expert oversight of Geron’s accounting function, compliance with SEC and other regulatory requirements (including requests made by the Financial Industry Regulatory Authority), preparing SEC disclosure documents (including the 10-K, 10-Qs and proxy materials) and tax documents, performing accounting technical research in connection with the ViaCyte transaction and stem cell divestiture, and directly implementing new accounting principles and disclosures (including eXtensible Business Reporting Language reporting); and

  Providing strong support for the stem cell divestiture transaction, including review and editing of transaction documents, researching available coverage from an indemnification insurance policy specifically covering this transaction and overseeing planning and scheduling of the wind down activities related to the exit of Geron’s facilities as a result of the discontinuation of the stem cell programs.

     Dr. Grethlein was awarded an individual performance factor of 1.10 and a corporate values performance factor of 1.0 based primarily on the following achievements since joining Geron in September 2012:

  Rapidly and successfully assessing both the Process Development and Manufacturing, or PDM, and Quality functions, including personnel and capabilities. Dr. Grethlein also rapidly provided an expert assessment of the status, plans, cost structures and development strategies related to Geron’s chemistry, manufacturing and controls for both the imetelstat and GRN1005 programs to senior management. These assessments were critical to Dr. Grethlein’s ability to successfully manage these two functions in light of the strategic realignment instituted in the fourth quarter of 2012;

  Enabling both the Quality and PDM functions to achieve their internal goals for technical performance, productivity, communication, and decision-making in the fourth quarter of 2012; and

  At the end of 2012, assuming responsibility for our Discovery Research function and moving quickly to commence a detailed assessment of the function, including proposing a clinical research plan for 2013.

     Dr. Kelsey was awarded an individual performance factor of 1.10 and a corporate values performance factor of 1.0 based primarily on the following achievements:

  Ensuring that enrollment goals were met for the imetelstat solid tumor and essential thrombocythemia trials, and for the GRN1005 metastatic breast cancer trial in brain metastases;

  Ensuring that the data emerging from the Phase 2 imetelstat and GRN1005 trials were of the highest and most timely quality, and that a highly qualified and functioning internal safety monitoring committee and our statisticians had immediate access to critical information in the fourth quarter of 2012 for both programs;

  Successfully leading the senior management team in a technically proficient, rapid review of the safety and efficacy of imetelstat in the two Phase 2 imetelstat solid tumor trials, and the futility analysis for the Phase 2 GRN1005 trial of brain metastases arising from metastatic breast cancer, thereby enabling us to take decisive action with regard to both programs;

  Presenting the results of these analyses to internal personnel, the Board, trial investigators and investors in a highly interpretable, scientifically and medically valid and appropriate manner, thereby enabling us to retain maximum value with respect to those development programs that were carried forward;

  Successfully leading the clinical development function in its assessment and public presentation of the data from the Phase 2 trial of imetelstat in essential thrombocythemia, thereby enabling external recognition of our accomplishments and leading the development of imetelstat in hematologic malignancies; and

  Ensuring that the key development components of the GRN1005 and imetelstat product development plans were provided in a timely manner and with high quality detail, with particular emphasis on clinical development and regulatory plans that met our strategic objectives.

     Mr. Rosenfield was awarded an individual performance factor of 1.25 and a corporate values performance factor of 1.0 based primarily on the following achievements:

  Providing outstanding legal guidance to the Board and its committees;

  Providing outstanding legal guidance to senior management and Geron in general, as particularly evidenced by Mr. Rosenfield’s careful and timely review of key SEC documents;

  Providing key business leadership that significantly improved the content of public presentations of our activities, including both investor presentations and quarterly analyst conference calls;

  Actively engaging in the management of the legal team responsible for concluding the stem cell divestiture to yield an agreement that maximized the benefits to Geron while carefully implementing strategies to minimize risk to the Board, the Company and our stockholders;

  Successfully effecting changes in our internal procedures and groups to ensure that contracts and publicly disclosed information was subjected to appropriate review and approval;

  Leading the effort to successfully revamp and substantially improve the analysis and recommendations for employee and executive officer compensation to senior management, the Board and the Compensation Committee; and

  Providing key input to the assessment of our corporate culture and morale, and leading the development of programs to promulgate our corporate values, including successfully overseeing the development of improved human resources recognition and reward systems.

     In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Cooper Separation Agreement, Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

2012 Annual Incentive Bonus for Chief Executive Officer

     The Compensation Committee evaluated the 2012 performance of Dr. Scarlett and made a recommendation to the Board that Dr. Scarlett should receive 100% of his target annual incentive bonus of 60%, which the Board approved. The Board noted that Dr. Scarlett’s 2012 annual incentive bonus was structured to be based solely on our achievement of our annual corporate goals. This would have resulted in Dr. Scarlett receiving 88% (instead of 100%) of his target annual incentive bonus of 60%, or $290,400 instead of $330,000. However, the Board used its discretion to award a higher 2012 annual incentive bonus based on Dr. Scarlett’s strong individual performance in addition to our 2012 corporate goal achievements. These included: demonstrating strategic leadership (i.e., weighing the developmental capabilities of Geron and the likelihood of success of product candidates, focusing the development and research functions and ensuring prudent expenditure of resources), strengthening the management team and structure, ensuring compliance and ethical practices, communicating with the Board and investors, managing the executive team and strengthening our corporate culture and employee commitment. Dr. Scarlett’s strong individual performance was accomplished despite the discontinuation of several key clinical trials in the second half of 2012.

2012 Equity Awards

     The Compensation Committee granted stock options to all employees on May 17, 2012, the same date as the 2012 Annual Meeting of Stockholders. This was also the date that non-employee board members received their equity awards in accordance with the 2006 Directors’ Plan. To determine the appropriate size of the May 2012 option grants to each of the Named Executive Officers, the Compensation Committee first pre-approved an option grant benchmarking guideline provided by Radford that was based on employee level. This guideline recommended a target number of options that could be awarded to an employee, including the Named Executive Officers, based on an individual’s position. For the Named Executive Officers, total compensation (consisting of base salary, target annual incentive bonus and equity awards) was targeted to be at the 50th to 60th percentile of the peer group market data provided by Radford. The Compensation Committee determined that the equity awards granted to the Named Executive Officers in 2012 should consist of stock options rather than restricted stock awards that vest over time or depend upon specific corporate goals because stock options deliver future value only if the value of our stock increases above the exercise price. The Compensation Committee believed that this structure was the best approach for 2012 for incentivizing our executive officers to increase stockholder value.

     The exercise price for the May 2012 stock option grants was equal to the closing price of Geron common stock as reported by the NASDAQ Global Select Market on the date of grant and the vesting schedule was monthly over four years from the date of grant, provided the employee continued to provide services to Geron and had been employed for more than 6 months at the time of grant.

     In 2012, the Compensation Committee also approved stock option grants to Mr. Rosenfield and Dr. Grethlein in connection with their commencement of employment. Mr. Rosenfield was granted an option for 425,000 shares in February 2012 and Dr. Grethlein was granted an option for 600,000 shares in September 2012. These grants represented amounts the Compensation Committee determined were appropriate to recruit each of Dr. Grethlein and Mr. Rosenfield and were consistent with the 50th to 60th percentile of peer group market data, as provided by Radford, for initial equity grants for individuals in similar positions with similar responsibilities to Dr. Grethlein and Mr. Rosenfield. The exercise price for each of the stock option grants to Mr. Rosenfield and Dr. Grethlein was equal to the closing price of Geron common stock as reported by the NASDAQ Global Select Market on the date of grant. Each of the stock option grants to Mr. Rosenfield and Dr. Grethlein also follow the standard vesting schedule for newly hired employees which provides that 12.5% of the shares granted will vest six months after the date of the grant, and the remaining shares will vest in equal monthly installments over the following 42 months so that vesting is complete four years from the date of grant, provided the employee continues to provide services to the Company during that time.

     See the section entitled “Grants of Plan-Based Awards for 2012” on page 46 for additional information regarding stock option awards to Named Executive Officers in 2012.

Other Compensation

     Geron offers a comprehensive array of benefit programs to its employees, including Named Executive Officers. These include:

  Comprehensive medical, dental, vision coverage and life insurance;

  A “cafeteria” plan administered pursuant to Section 125 of the Internal Revenue Code of 1986, as amended (the “Code”). The cafeteria plan includes Geron’s medical and dental insurance, medical reimbursement, and dependent care reimbursement plans;

  A 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. For 2012, we matched 100% of each employee’s annual contributions in Geron common stock, subject to a certain vesting schedule commencing from the employee’s start date; and

  The Employee Stock Purchase Plan, which is implemented and administered pursuant to Section 423 of the Code.

     Executive officers pay for 30% of their health premium cost, which is deducted from their gross salary. Other employees pay either 16% or 25% of their health premium cost.

     We do not offer any pension plans or health benefits during retirement.

Perquisites

     In accordance with his employment agreement, Dr. Scarlett receives reimbursement for housing (not to exceed $2,000 per month) and travel costs (not to exceed $20,000 per year) in connection with the commute from his personal residence in Texas. Dr. Scarlett does not receive separate compensation for serving as a member of our Board.

Employment Agreements

     We have entered into a written employment agreement with each of the Named Executive Officers setting forth the terms of their employment. The agreements also provide for certain severance benefits upon a covered termination of the executive officer’s employment, and for accelerated vesting of options in connection with a change in control transaction, which terms are further described below under the section entitled “Severance and Change in Control Benefits.”

     We entered into an employment agreement with Dr. Scarlett dated September 29, 2011, in connection with his commencement of employment with us. The employment agreement provides that Dr. Scarlett will receive an annual base salary of $550,000 and that he is eligible to receive an annual discretionary bonus targeted at 60% of his annual base salary. Dr. Scarlett will also be reimbursed for out-of-pocket rent expenses not to exceed $2,000 per month and out-of-pocket commuting expenses not to exceed $20,000 per year. The employment agreement additionally provided for a stock option grant to purchase 1,000,000 shares of Geron Common Stock.

     We entered into an employment agreement with Ms. Bloom dated December 7, 2012, in connection with her appointment as our Senior Vice President, Finance, Chief Financial Officer and Treasurer. The employment agreement, which superseded an employment agreement between Ms. Bloom and us dated January 21, 2003, as amended December 19, 2008 (the “2003 Employment Agreement”), provides that Ms. Bloom will receive an annual base salary of $330,000 and that she is eligible to receive an annual discretionary bonus targeted at 40% of her annual base salary. Under the 2003 Employment Agreement, Ms. Bloom was entitled to an annual base salary and was eligible to participate in Geron’s benefit plans.

     We entered into an employment agreement with Mr. Cooper effective January 1, 2012, in connection with his commencement of employment with us. The employment agreement provides that Mr. Cooper will receive an annual base salary of $375,000 and that he is eligible to receive an annual discretionary bonus targeted at 45%

of his annual base salary. The employment agreement additionally provided for a stock option grant to purchase 500,000 shares of Geron Common Stock. We entered into a Transition and Separation agreement effective December 13, 2012 in connection with Mr. Cooper’s separation from employment from the Company (the “Cooper Separation Agreement”), as further described in the section entitled “Severance and Change in Control Benefits.”

     We entered into an employment agreement with Dr. Grethlein effective September 17, 2012, in connection with his commencement of employment with us. The employment agreement provides that Dr. Grethlein will receive an annual base salary of $355,000 and that he is eligible to receive an annual discretionary bonus targeted at 45% of his annual base salary. The employment agreement additionally provided for a stock option grant to purchase 600,000 shares of Geron Common Stock.

     We entered into an employment agreement with Dr. Kelsey dated April 8, 2009. The employment agreement provided that Dr. Kelsey would receive an annual base salary of $400,000, an annual discretionary bonus of up to 45% of his annual base salary, an option grant to purchase 200,000 shares of Geron Common Stock and, if he started prior to May 1, 2009, an additional restricted stock award grant of 40,000 shares of Geron Common Stock vesting over two years. Effective January 31, 2013, we entered into a new employment agreement with Dr. Kelsey that superseded the prior agreement. The new agreement provides that Dr. Kelsey will receive an annual base salary of $429,525 and that he is eligible to receive an annual discretionary bonus targeted at 45% of his annual base salary.

     We entered into an employment agreement with Mr. Rosenfield effective February 16, 2012, in connection with his commencement of employment with us. The employment agreement provides that Mr. Rosenfield will receive an annual base salary of $292,000 and that he is eligible to receive an annual discretionary bonus targeted at 45% of his annual base salary. The employment agreement additionally provided for a stock option grant to purchase 425,000 shares of Geron Common Stock.

Severance and Change in Control Benefits

     In September 2002, the Board approved a Severance Plan that became effective on January 21, 2003 and was subsequently amended and restated in October 2006 and December 2008. It was further amended and restated in February 2013 (the “Amended Severance Plan”) to include modifications such as the addition of severance provisions covering non-executive employees in circumstances other than a change of control as discussed below.

     The Amended Severance Plan applies to all employees who are not subject to a performance improvement plan; however, the provisions of any employment agreement supersede any benefits under the Amended Severance Plan. Each of the executive officers, including the Named Executive Officers, has an employment agreement.

     The Amended Severance Plan provides for each employee to receive a severance payment upon certain triggering events. A non-change of control triggering event is defined by the Amended Severance Plan as an event where an employee who is not subject to an ongoing performance improvement plan is terminated without cause. Severance payments in the case of a non-change of control triggering event range from two to nine months of base salary, depending on the non-executive employee’s position with Geron, payable in a lump-sum payment. The Amended Severance Plan does not provide for severance payments to executive officers in the case of a non-change of control triggering event. Any severance payment to be provided to an executive officer in connection with a non-change in control triggering event is detailed in such executive officer’s employment agreement.

     A change of control triggering event is defined by the Amended Severance Plan as a termination: (i) without cause in connection with a change in control or within 12 months following a change in control (unless an individual accepts employment with our successor or acquiror immediately following the termination); (ii) by the employee, because the employee is not offered comparable employment (new or continuing) by Geron or our successor or acquirer within 30 days after the change in control or because the employee rejects any employment that the employee is offered; or (iii) after accepting (or continuing) employment with Geron after a change in control, by the employee within six months following a change in control, due to a material change in the terms of employment (including a material reduction in base salary or job title, a substantial reduction in bonus opportunity or certain work location relocations). Severance payments in the case of a change of control triggering event range from three to 18 months of base salary, depending on the employee’s position with Geron, payable in a lump-sum payment. A change of control triggering event severance payment would be 18 months of base salary for the Chief

Executive Officer and 15 months of base salary for each of the Named Executive Officers. The receipt of any severance benefits pursuant to the Amended Severance Plan is reduced by any amounts paid under an employment agreement and is subject to signing a general release of all claims against Geron and its affiliates.

     In addition to a cash severance payment, whether based on a change of control triggering event or a non-change of control triggering event, we will also pay health insurance premiums under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for each employee through the earlier of the end of his or her severance period, the time that the employee obtains other coverage or the expiration of such employee’s eligibility for such continued coverage under COBRA. The provisions of the Amended Severance Plan are intended to allow employees, including executive officers, to focus their attention on business operations of Geron in the face of the potentially disruptive impact of a proposed change in control transaction, to assess takeover bids objectively without regard to the potential impact on their own job security and to allow for a smooth transition in the event of a change in control of Geron.

     In the event of a merger, acquisition or similar change in control, the 1996 Directors’ Stock Option Plan, the 2002 Equity Incentive Plan and the 2006 Directors’ Plan provide through the plan or the individual stock option or restricted stock award agreements or both, that each outstanding option and award held by all employees or outside directors will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction and each other type of award shall be fully vested unless, in the case of all of such plans, the employee or outside director receives a substitute for such option or award with comparable terms or, in the case of both the 2002 Equity Incentive Plan and the 2006 Directors’ Plan, the option or award is assumed by a successor corporation. In addition, upon the occurrence of such transaction, the 2002 Equity Incentive Plan and the 2006 Directors’ Plan provide that all of the outstanding repurchase rights of Geron with respect to shares of common stock acquired upon exercise of options granted, as well as shares of restricted stock, under the 2002 Equity Incentive Plan and the 2006 Directors’ Plan will terminate.

     In the event of a Change in Control of Geron (defined below), the 2011 Incentive Award Plan provides that each outstanding award shall continue in effect or be assumed or an equivalent award substituted by the successor corporation or parent or subsidiary of the successor corporation; in the event the successor corporation refuses to assume or substitute for the awards, the administrator of the 2011 Incentive Award Plan may cause any or all of such awards to become fully exercisable immediately prior to the consummation of such transaction and all forfeiture restrictions on any or all of such awards to lapse. For purposes of the 2011 Incentive Award Plan, a “change in control” generally means and includes each of the following: (a) as a result of any merger or consolidation, the voting securities of Geron outstanding immediately prior thereto represent (either by remaining outstanding or by being converted into voting securities of the surviving or acquiring entity) less than 49% of the combined voting power of the voting securities of Geron or such surviving or acquiring entity outstanding immediately after such merger or consolidation; (b) during any period of twenty-four consecutive calendar months, the individuals who at the beginning of such period constitute the board of directors, and any new directors whose election by such board of directors or nomination for election by stockholders was approved by a vote of at least two-thirds of the members of such board of directors who were either directors on such board of directors at the beginning of the period or whose election or nomination for election as directors was previously so approved, for any reason cease to constitute at least a majority of the members thereof; (c) any individual, entity or group becomes the beneficial owner of more than 20% of the then outstanding shares of Geron Common Stock; (d) any sale of all or substantially all of the assets of Geron; or (e) the complete liquidation or dissolution of Geron.

     Under the terms of their employment agreements, our Named Executive Officers are eligible for additional severance benefits upon a Covered Termination of their employment, and for accelerated vesting of options in connection with a change in control transaction, subject and conditioned upon their execution of a release of claims against Geron. Each of their employment agreements also provides that any severance benefits payable under such employment agreements, other than annual discretionary bonuses and extended exercisability of any stock options or equity awards, shall be reduced by the amount of severance or other cash payable to an executive under the Amended Severance Plan. For purposes of such change in control and severance provisions described below, “Covered Termination” means an Involuntary Termination Without Cause that occurs at any time, provided that such termination constitutes a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and “Involuntary Termination Without Cause” generally means an executive officer’s dismissal or discharge other than (i) for cause or (ii) following an involuntary or voluntary filing of bankruptcy, an assignment for the benefit of creditors, a liquidation of our assets in a formal proceeding or otherwise or any other event of insolvency by Geron, in any case, without an offer of comparable employment by Geron or a successor, acquirer, or affiliate of Geron. For purposes of these employment agreements, “change in control” has the same meaning as in the 2011 Incentive Award Plan, and “cause” generally means (a) any willful act or omission constituting material dishonesty, fraud or other malfeasance against Geron, (b) a felony conviction, (c) debarment by the United States Food and Drug Administration from working in or providing services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992, or other ineligibility under any law or regulation to perform executive’s duties to Geron, or (d) executive’s breach of any of the material policies of Geron.

     Under Dr. Scarlett’s employment agreement, in the event of his termination for any reason, he will receive a single lump-sum payment for the aggregate amount of his earned but unpaid salary, incurred but unreimbursed business expenses and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) he will be entitled to any unpaid annual incentive bonus to which he would have become entitled for any fiscal year that ends on or before the termination date had he remained employed through the payment date, payable in a single lump-sum payment; (ii) he will be entitled to a lump-sum severance payment equal to 24 months of his base salary then in effect as of such termination; (iii) Dr. Scarlett and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iv) the vested portion of any stock options or other exercisable equity interest in Geron will remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Dr. Scarlett will also be eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Dr. Scarlett’s employment agreement provides that his initial stock option grant for 1,000,000 shares will vest in full upon a change in control if he is providing services through the date of such change in control.

     Under Ms. Bloom’s employment agreement, in the event of her termination for any reason, she will receive a single lump-sum payment for the aggregate amount of her earned but unpaid salary and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) she will be entitled to a lump-sum severance payment equal to 12 months of her base salary then in effect as of such termination and a pro-rated portion of any unpaid annual incentive bonus; (ii) Ms. Bloom and her covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of any stock options or other exercisable equity interest in Geron in either case that are granted to her after December 2012 shall remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Ms. Bloom will also be eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Ms. Bloom’s employment agreement provides that any options granted to her will vest in full upon a change in control if she is providing services through the date of such change in control.

     Under Mr. Cooper’s employment agreement, in the event of his termination for any reason, he was entitled to receive a single lump-sum payment for the aggregate amount of his earned but unpaid salary and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) Mr. Cooper was entitled to a lump-sum severance payment equal to 12 months of his base salary then in effect as of such termination and a pro-rated portion of any unpaid annual incentive bonus; (ii) Mr. Cooper and his covered dependents were also eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of any stock options or other exercisable equity interest in Geron were to remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Mr. Cooper was also eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Mr. Cooper’s employment agreement provided that his initial stock option grant for 500,000 shares would vest in full upon a change in control if he were providing services through the date of such change in control.

     In conjunction with the December 2012 restructuring, Mr. Cooper separated employment from the Company on December 7, 2012. Geron and Mr. Cooper entered the Cooper Separation Agreement, effective as of December 13, 2012, that provided for, among other things, a lump-sum cash severance payment of $375,000 and up to 12 months of continued health care coverage under COBRA, which he was entitled to receive in connection with his termination of employment under his 2012 employment agreement. In addition, Mr. Cooper received a lump-sum payment of $157,654, which was based on his 2012 target annual incentive bonus, pro-rated for his service through his separation date, and the exercise period of all vested stock options held by Mr. Cooper was extended to the earlier of December 7, 2014 or the original expiration date of such stock options. As consideration, Mr. Cooper provided us with a general release of claims against Geron. The indemnification and confidentiality provisions of his 2012 employment agreement with us remain in full force and effect.

     Under Dr. Grethlein’s employment agreement, in the event of his termination for any reason, he will receive a single lump-sum payment for the aggregate amount of his earned but unpaid salary and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) he will be entitled to a lump-sum severance payment equal to 12 months of his base salary then in effect as of such termination and a pro-rated portion of any unpaid annual incentive bonus; (ii) Dr. Grethlein and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of any stock options or other exercisable equity interest in Geron shall remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Dr. Grethlein will also be eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Dr. Grethlein’s employment agreement provides that his initial stock option grant for 600,000 shares will vest in full upon a change in control if he is providing services through the date of such change in control.

     Dr. Kelsey’s employment agreement that was effective during 2012 did not provide for any change in control or severance benefits. Under Dr. Kelsey’s employment agreement that became effective in 2013, in the event of his termination for any reason, he will receive a single lump-sum payment for the aggregate amount of his earned but unpaid salary and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) he will be entitled to a lump-sum severance payment equal to 12 months of his base salary then in effect as of such termination and a pro-rated portion of any unpaid annual incentive bonus; (ii) Dr. Kelsey and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of any stock options or other exercisable equity interest in Geron in either case that are granted to him after December 2012 shall remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Dr. Kelsey will also be eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Dr. Kelsey’s employment agreement provides that any option granted to him will vest in full upon a change in control if he is providing services through the date of such change in control.

     Under Mr. Rosenfield’s employment agreement, in the event of his termination for any reason, he will receive a single lump-sum payment for the aggregate amount of his earned but unpaid salary and accrued but unpaid vacation pay. Additionally, in the event of a Covered Termination: (i) he will be entitled to a lump-sum severance payment equal to 12 months of his base salary then in effect as of such termination and a pro-rated portion of any unpaid annual incentive bonus; (ii) Mr. Rosenfield and his covered dependents will also be eligible to continued healthcare coverage as permitted by COBRA for a period of one year following a Covered Termination at the same cost as in effect immediately prior to such termination; and (iii) the vested portion of any stock options or other exercisable equity interest in Geron shall remain outstanding until the earlier of the second anniversary of the date of termination and the original expiration date of such award. Mr. Rosenfield will also be eligible to participate in Geron’s Amended Severance Plan in the event of a change in control. In addition, Mr. Rosenfield’s employment agreement provides that his initial stock option grant for 425,000 shares will vest in full upon a change in control if he is providing services through the date of such change in control.

     The Compensation Committee believes that severance benefits such as these remain essential to fulfill the objective to recruit, retain and develop key management talent in the competitive market. These arrangements enable us to recruit and retain high-quality new management talent because they provide reasonable protection to the executive officer in the event that he or she is not retained under limited circumstances. We do not provide for any excise tax gross-ups in the Amended Severance Plan or in any individual agreement with a Named Executive Officer.

Tax and Accounting Implications for Executive Compensation

     The Compensation Committee is responsible for addressing the issues raised by Section 162(m) of the U.S. Internal Revenue Code, which makes certain “non-performance-based” compensation to certain executives of Geron in excess of $1,000,000 non-deductible to us. To qualify as “performance-based” under Section 162(m), compensation payments must be determined pursuant to a plan, by a committee of at least two “outside” directors (as defined in the regulations promulgated under the Code) and must be based on achieving objective performance goals. In addition, the material terms of the plan must be disclosed to and approved by stockholders and the outside directors or the Compensation Committee, as applicable, must certify that the performance goals were achieved before payments can be awarded.

     The Compensation Committee will continue to examine the effects of Section 162(m), to monitor the level of compensation paid to executive officers and take appropriate action in response to the provisions of Section 162(m), to the extent practicable while maintaining competitive compensation practices. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee reserves the right to recommend and award compensation that is not deductible under Section 162(m).

     In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

COMPENSATION COMMITTEE REPORT

     Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained within this Proxy Statement with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2012.

     Submitted on March 28, 2013 by the members of the Compensation Committee of the Board of Directors:

Robert J. Spiegel, M.D., FACP	Compensation Committee Chair
Thomas Hofstaetter, Ph.D.	Compensation Committee Member
V. Bryan Lawlis, Ph.D.	Compensation Committee Member

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

2012 Summary Compensation Table

     The following table includes information concerning compensation for the years ended December 31, 2012, 2011 and 2010 to the Principal Executive Officer, current and former Principal Financial Officers and the three most highly compensated executive officers of the Company (our “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)(1)	Non- Equity Incentive Plan Compensation(2)	All Other Compensation ($)(3)	Total ($)
John A. Scarlett, M.D.(4)	2012	$550,000	$39,600	(5)	$—	$410,111	$290,400	$54,842	$1,344,953
President and Chief Executive Officer	2011	141,731	—		—	1,165,900	—	12,091	1,319,722

Olivia K. Bloom(6)	2012	$259,038	$—		$—	$174,602	$114,654	$30,524	$578,818
Senior Vice President, Finance,
Chief Financial Officer
and Treasurer

Graham K. Cooper(7)	2012	$362,105	$—		$—	$650,870	$—	$550,120	$1,563,095
Former Executive Vice President,
Finance and Chief Financial Officer

Andrew J. Grethlein, Ph.D.(8)	2012	$103,542	$—		$—	$649,140	$44,577	$4,347	$801,606
Executive Vice President,
Technical Operations and
Acting Head of Research

Stephen M. Kelsey, M.D., F.R.C.P,
F.R.C.Path.	2012	$415,000	$—		$—	$365,445	$181,148	$41,966	$1,003,559
Executive Vice President, R&D and	2011	400,000	—		174,375	188,168	156,600	43,155	962,298
Chief Medical Officer	2010	400,000	—		555,975	215,558	159,100	36,697	1,367,330

Stephen N. Rosenfield, J.D.(9)	2012	$255,500	$—		$—	$685,510	$133,371	$112,900	$1,187,281
Executive Vice President, General
Counsel and Corporate Secretary
____________________

(1)	Amounts represent the aggregate grant date fair value of stock awards and option awards granted during the applicable fiscal year as calculated in accordance with FASB ASC Topic 718. For additional information, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of equity awards and the calculation method. Refer to the supplemental table on page 48 for information as to each Named Executive Officers’ unvested stock award holdings and vested and unvested stock option holdings, and page 46 for the number of option awards granted during 2012.

For 2011 and 2010, amounts shown under the “Stock Awards” column for Dr. Kelsey exclude the grant date fair value for performance-based restricted stock awards of 80,000 and 180,000 shares, respectively, for Dr. Kelsey granted in 2011 and 2010 that vest upon the attainment of certain performance conditions based upon the probable outcome of the performance conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The grant date fair values of the restricted stock awards with performance-related conditions determined in accordance with FASB ASC Topic 718 based upon achieving maximum level of performance under the respective performance conditions for 2011 and 2010 are $372,000 and $1,254,000, respectively, for Dr. Kelsey.

(2)	Amounts disclosed under “Non-Equity Incentive Plan Compensation” represent corporate and individual performance components of the annual incentive bonus pursuant to our annual incentive bonus plan. For further discussion see the section entitled “Compensation Discussion and Analysis – 2012 Annual Incentive

Bonuses” on page 30. In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Cooper Separation Agreement, Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date which has been included under the “All Other Compensation” column. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

(3)	Amounts shown include: (i) housing and travel allowance; (ii) the portion of life and health insurance premiums paid by the Company; (iii) the matching contributions made to the Geron 401(k) Plan on behalf of the Named Executive Officers; (iv) contributions toward tax return preparation services; (v) severance benefits to Mr. Cooper under his separation agreement with the Company; and (vi) consulting fees paid to Mr. Rosenfield under his consulting agreement prior to his employment with the Company as follows:

Name	Year	Housing and Travel Allowance ($)	Insurance Premiums ($)	401(k) Match ($)(a)	Tax Return Preparation ($)	Severance/ Consulting Fees ($)	Total ($)
John A. Scarlett, M.D.	2012	$40,632	$14,210	$—	$—	$—	$54,842
	2011	8,409	3,682	—	—	—	12,091

Olivia K. Bloom	2012	$—	$13,524	$17,000	$—	$—	$30,524

Graham K. Cooper	2012	$—	$17,466	$—	$—	$532,654	$550,120

Andrew J. Grethlein, Ph.D.	2012	$—	$4,347	$—	$—	$—	$4,347

Stephen M. Kelsey, M.D.	2012	$—	$19,466	$22,500	$—	$—	$41,966
F.R.C.P, F.R.C.Path.	2011	—	20,275	22,000	880	—	43,155
	2010	—	19,045	16,500	1,152	—	36,697

Stephen N. Rosenfield, J.D.	2012	$—	$—	$22,500	$—	$90,400	$112,900
____________________

(a)

Under Geron’s 401(k) Plan, all participating employees may contribute up to the annual Internal Revenue Service contribution limit. In December 2012, 2011 and 2010, the Board approved a matching contribution equal to 100% of each employee’s annual contributions during 2012, 2011 and 2010, respectively. The matching contribution is invested in Geron Common Stock and vests ratably over four years for each year of service completed by the employee, commencing from the date of hire, until it is fully vested when the employee has completed four years of service. The 2012 match was made on January 2, 2013 at $1.49 per share. The 2011 match was made on January 3, 2012 at $1.56 per share. The 2010 match was made on January 3, 2011 at $5.26 per share.

(4)	Dr. Scarlett joined the Company in September 2011.

(5)	Amount represents the discretionary portion of the incentive bonus awarded to Dr. Scarlett in 2012. For further discussion see the section entitled “Compensation Discussion and Analysis – 2012 Annual Incentive Bonuses” on page 30.

(6)	Ms. Bloom was appointed Senior Vice President, Finance, and Chief Financial Officer in December 2012. Ms. Bloom was not a Named Executive Officer prior to 2012.

(7)	Mr. Cooper joined the Company in January 2012. In connection with the restructuring in December 2012, Mr. Cooper separated employment from the Company. For additional description of Mr. Cooper’s severance benefits, refer to the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

(8)	Dr. Grethlein joined the Company in September 2012.

(9)	Mr. Rosenfield joined the Company in February 2012. Mr. Rosenfield served as a consultant to the Company from October 2011 to January 2012. The consulting fees paid to him in 2012 are included in the “All Other Compensation” column.

Grants of Plan-Based Awards for 2012

     The following table sets forth information regarding grants of plan-based awards with respect to each of the Named Executive Officers for the fiscal year ended December 31, 2012.

Named Executive Officer	Grant Date		Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(1) ($)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Stock Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
John A. Scarlett, M.D.	5/17/12	(3)	5/17/12	—		505,000	$1.41	$410,111
	—		—	$330,000		—	—	—

Olivia K. Bloom	5/17/12	(3)	5/16/12	—		215,000	$1.41	$174,602
	—		—	$118,200		—	—	—

Graham K. Cooper	1/18/12	(4)	1/5/12	—		500,000	$1.70	$488,450
	5/17/12	(5)	5/16/12	—		200,000	$1.41	$162,420
	—		—	$168,750	(9)	—	—	—

Andrew J. Grethlein, Ph.D.	9/19/12	(6)	9/19/12	—		600,000	$1.70	$649,140
	—		—	$45,955		—	—	—

Stephen M. Kelsey, M.D.	5/17/12	(3)	5/16/12	—		450,000	$1.41	$365,445
F.R.C.P, F.R.C.Path.	—		—	$186,750		—	—	—

Stephen N. Rosenfield, J.D.	2/16/12	(7)	2/16/12	—		425,000	$2.14	$523,090
	5/17/12	(8)	5/16/12	—		200,000	$1.41	$162,420
	—		—	$131,400		—	—	—
____________________

(1)	This column sets forth the target amount of each Named Executive Officer’s annual incentive bonus award for the fiscal year ended December 31, 2012 under our annual incentive bonus plan, if the Named Executive Officer had remained an employee at the end of the year. Accordingly, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the fiscal year ended December 31, 2012. For further discussion see the section entitled “Compensation Discussion and Analysis – 2012 Annual Incentive Bonuses” on page 30.

(2)	Amounts represent the grant date fair value of each stock option granted in 2012, calculated in accordance with FASB ASC Topic 718. For additional information, refer to Note 10 of the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 regarding assumptions underlying the valuation of option awards and the calculation method.

(3)	Stock option vests in a series of 48 equal consecutive monthly installments commencing May 17, 2012, provided the executive officer continues to provide services to the Company.

(4)	Stock option vests as follows: (i) 62,500 shares on July 1, 2012 and (ii) the remaining 437,500 shares in a series of 42 equal consecutive monthly installments commencing July 1, 2012, provided the executive officer continues to provide services to the Company.

(5)

Stock option vests as follows: (i) 8,333 shares on July 17, 2012 and (ii) the remaining 191,667 shares in a series of 46 equal consecutive monthly installments commencing July 17, 2012, provided the executive officer continues to provide services to the Company.

(6)

Stock option vests as follows: (i) 75,000 shares on March 17, 2013 and (ii) the remaining 525,000 shares in a series of 42 equal consecutive monthly installments commencing March 17, 2013, provided the executive officer continues to provide services to the Company.

(7)

Stock option vests as follows: (i) 53,125 shares on August 16, 2012 and (ii) the remaining 371,875 shares in a series of 42 equal consecutive monthly installments commencing August 16, 2012, provided the executive officer continues to provide services to the Company.

(8)

Stock option vests as follows: (i) 12,500 shares on August 17, 2012 and (ii) the remaining 187,500 shares in a series of 45 equal consecutive monthly installments commencing August 17, 2012, provided the executive officer continues to provide services to the Company.

(9)	Amount represents the target annual incentive bonus that Mr. Cooper was eligible to earn for the fiscal year ended December 31, 2012. In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Cooper Separation Agreement, Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

     Employment Agreements. Each of our Named Executive Officers has entered into a written employment agreement with Geron. Descriptions of our employment agreements with our Named Executive Officers are included under the section entitled “Compensation Discussion and Analysis – Employment Agreements” on page 38. Our Named Executive Officers are entitled to certain severance benefits payable in connection with a Covered Termination and upon a change of control of Geron described under the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39. For additional description of Mr. Cooper’s severance benefits received in connection with his termination, also refer to the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

     Severance Plan. Our Amended Severance Plan provides for all of our employees, including each of our Named Executive Officers, to receive a severance payment upon certain trigger events. Descriptions of our Amended Severance Plan is included under the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

     Annual Incentive Bonuses. We provide for annual incentive bonuses to reward executive officers for performance in the prior fiscal year. For more information regarding our annual incentive bonus plan, see the section entitled “Compensation Discussion and Analysis – 2012 Annual Incentive Bonuses” on page 30.

     Equity Awards. All stock options awarded to our Named Executive Officers during 2012 were granted under our 2011 Incentive Award Plan, or the 2011 Plan. Descriptions of the terms of the stock option awards granted to our Named Executive Officers are included under the section entitled “Compensation Discussion and Analysis – Components – Equity Awards” on page 27. Events that can accelerate the vesting of our stock options are described above under the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

     Our 2011 Plan was approved by our Board and our stockholders in 2011 and replaced our Amended and Restated 2002 Equity Incentive Plan. The 2011 Plan provides for the grant of stock options, restricted stock, restricted stock units, performance awards and other stock and cash awards. The exercise price of a stock option may not be less than 100% of the closing price of Geron common stock as reported by the NASDAQ Global Select Market on the date of grant. Stock options generally have a term of ten years, but may terminate sooner in connection with the holder’s termination of service with us. Stock options vest based on conditions determined by the Compensation Committee or the Board, which typically include continued service, but may also include performance goals and/or other conditions. All equity awards under the 2011 Plan are subject to acceleration under certain change in control circumstances described under the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

Outstanding Equity Awards Value at Fiscal Year-End

     The following table includes information with respect to the value of all outstanding equity awards previously awarded to the Named Executive Officers as of December 31, 2012.

	Option Awards							Stock Awards
Named Executive Officer	Grant Date		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date		Grant Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John A. Scarlett, M.D.	9/29/11	(2)	312,500	687,500	$2.16	9/29/21
	5/17/12	(3)	73,646	431,354	$1.41	5/17/22

Olivia K. Bloom	5/30/03		15,000	—	$5.08	5/30/13		5/29/09	(4)	2,500	$3,525
	5/27/04		20,000	—	$7.56	5/27/14		5/19/10	(4)	5,000	$7,050
	5/6/05		30,000	—	$6.40	5/6/15		5/20/11	(4)	18,750	$26,438
	5/24/06		33,750	—	$6.63	5/24/16		5/20/11	(5)	8,000	$11,280
	5/23/07		20,000	—	$9.32	5/23/17		5/20/11	(6)			10,000	$14,100
	5/28/08		20,000	—	$3.97	5/28/18		5/20/11	(7)			10,000	$14,100
	5/28/08		10,829	—	$3.97	5/28/18		5/20/11	(8)			10,000	$14,100
	5/29/09	(3)	17,917	2,083	$6.52	5/29/19		5/20/11	(9)			20,000	$28,200
	5/29/09		7,500	—	$6.52	5/29/19		5/20/11	(10)			—	$—
	5/29/09		20,000	—	$6.52	5/29/19		5/20/11	(11)			5,000	$7,050
	5/19/10	(3)	12,917	7,083	$5.29	5/19/20
	5/20/11	(3)	19,792	30,208	$4.65	5/20/21
	5/17/12	(3)	31,354	183,646	$1.41	5/17/22

Graham K. Cooper	1/18/12	(12)	114,583	—	$1.70	12/7/14	(14)
	5/17/12	(13)	25,000	—	$1.41	12/7/14	(14)

Andrew J. Grethlein, Ph.D.	9/19/12	(15)	—	600,000	$1.70	9/19/22

Stephen M. Kelsey, M.D.,	5/20/09	(16)	183,333	16,667	$6.76	5/20/19		5/19/10	(4)	18,750	$26,438
F.R.C.P, F.R.C.Path.	5/19/10	(3)	48,438	26,562	$5.29	5/19/20		7/9/10	(6)			140,000	$197,400
	5/20/11	(3)	29,688	45,312	$4.65	5/20/21		7/9/10	(7)			20,000	$28,200
	5/17/12	(3)	65,625	384,375	$1.41	5/17/22		7/9/10	(8)			20,000	$28,200
								7/9/10	(9)			120,000	$169,200
								5/20/11	(4)	28,125	$39,656
								5/20/11	(10)			—	$—
								5/20/11	(11)			40,000	$56,400

Stephen N. Rosenfield, J.D.	11/1/11	(17)	36,000	—	$2.22	11/1/21
	2/16/12	(18)	88,542	336,458	$2.14	2/16/22
	5/17/12	(19)	29,167	170,833	$1.41	5/17/22
____________________

(1)	Amounts represent an estimate of the market value of unvested restricted stock awards as of December 31, 2012, assuming a market value of $1.41 per share.

(2)	Stock option vests as follows: 125,000 shares on March 29, 2012, and the remaining 875,000 shares in a series of 42 equal consecutive monthly installments commencing on March 29, 2012, provided the executive officer continues to provide services to the Company.

(3)	Stock option vests in a series of 48 equal consecutive monthly installments commencing from the date of grant, provided the executive officer continues to provide services to the Company.

(4)	Restricted stock award vests in a series of four equal consecutive annual installments commencing on the date of grant, provided the executive officer continues to provide services to the Company.

(5)	Restricted stock award vests in a series of two equal consecutive annual installments commencing from May 28, 2011, provided the executive officer continues to provide services to the Company.

(6)	Restricted stock award vests in full upon achievement of a clinical development milestone related to Phase 2 clinical trial data for the imetelstat program during a three-year performance period.

(7)	Restricted stock award vests in full upon achievement of a clinical development milestone related to Phase 1 clinical trial data for the GRNOPC1 program during a three-year performance period.

(8)	Restricted stock award vests in full upon completion of a specific strategic initiative related to the Company’s cell therapy programs during a three-year performance period.

(9)	Restricted stock award vests in full upon attainment of a market price threshold of our Common Stock within 24 months and a higher market price threshold of our Common Stock within 36 months during a three-year performance period.

(10)	Restricted stock award vests in full upon achievement of a clinical development milestone related to Phase 2 clinical trial data for the GRN1005 program during a 19-month performance period. This award was cancelled on December 31, 2012 upon the expiration of the performance period.

(11)	Restricted stock award vests in full upon achievement of a clinical development milestone related to Phase 3 clinical trials for the GRN1005 program during a 37-month performance period.

(12)	Mr. Cooper joined the Company in January 2012. His stock option originally vested as follows: (i) 62,500 shares on July 1, 2012 and (ii) the remaining 437,500 shares in a series of 42 equal consecutive monthly installments commencing from July 1, 2012. On December 7, 2012, Mr. Cooper separated employment from the Company and the vesting of his stock options ceased and all unvested options automatically terminated. The number of exercisable options represents the aggregate vested options from his stock option grant.

(13)	Stock option originally vested as follows: (i) 8,333 shares on July 17, 2012 and (ii) the remaining 191,667 shares in a series of 46 equal consecutive monthly installments commencing from July 17, 2012. On December 7, 2012, Mr. Cooper separated employment from the Company and the vesting of his stock options ceased and all unvested options automatically terminated. The number of exercisable options represents the aggregate vested options from his stock option grant.

(14)	In connection with the restructuring in December 2012, Mr. Cooper separated employment from the Company. In accordance with his separation agreement, exercisable options held by Mr. Cooper on the date of termination shall expire two years from the date of termination.

(15)	Dr. Grethlein joined the Company in September 2012. Stock option vests as follows: (i) 75,000 shares on March 17, 2013 and (ii) the remaining 525,000 shares in a series of 42 equal consecutive monthly installments commencing from March 17, 2013, provided the executive officer continues to provide services to the Company.

(16)	Stock option vests as follows: 25,000 shares on October 27, 2009, and the remaining 175,000 shares in a series of 42 equal consecutive monthly installments commencing on October 27, 2009, provided the executive officer continues to provide services to the Company.

(17)	Stock option was granted in connection with Mr. Rosenfield’s consulting agreement prior to his employment with the Company.

(18)

Mr. Rosenfield joined the Company in February 2012. Stock option vests as follows: (i) 53,125 shares on August 16, 2012 and (ii) the remaining 371,875 shares in a series of 42 equal consecutive monthly installments commencing from August 16, 2012, provided the executive officer continues to provide services to the Company.

(19)	Stock option vests as follows: (i) 12,500 shares on August 17, 2012 and (ii) the remaining 187,500 shares in a series of 45 equal consecutive monthly installments commencing from August 17, 2012, provided the executive officer continues to provide services to the Company.

Restricted Stock Awards Vested in 2012

     The following table includes certain information with respect to the vesting of restricted stock awards held by the Named Executive Officers during the fiscal year ended December 31, 2012. No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 2012.

Named Executive Officer	Number of Shares Acquired On Vesting (#)(1)	Value Realized on Vesting ($)(2)
John A. Scarlett, M.D.	—	$—
Olivia K. Bloom	21,750	$30,885
Graham K. Cooper	—	$—
Andrew J. Grethlein, Ph.D.	—	$—
Stephen M. Kelsey, M.D., F.R.C.P, F.R.C.Path.	18,750	$26,625
Stephen N. Rosenfield, J.D.	—	$—
____________________

(1)	Represents the vesting of previously granted restricted stock awards.

(2)	The value realized is based upon the closing market price of our Common Stock on the vesting date multiplied by the number of shares of restricted stock vested.

Pension Benefits

     None of the Named Executive Officers participates in or has an account balance under any pension or qualified or non-qualified defined benefit retirement plans sponsored by the Company.

Non-Qualified Deferred Compensation

     None of the Named Executive Officers participates in or has an account balance under non-qualified defined contribution plans or other deferred compensation plans maintained by the Company.

Potential Payments Upon Termination or Change in Control

     See discussion of potential payments upon termination or change in control in the section entitled, “Compensation Discussion and Analysis – Severance and Change in Control Benefits.”

     The table below summarizes the actual or potential payments, as applicable, under the Amended Severance Plan, individual employment agreements or transition and separation agreements, as applicable, for the Named Executive Officers and our equity plans if a qualifying termination and/or change in control event occurred on December 31, 2012 (except as noted with respect to Mr. Cooper):

		Covered	Termination	Change in
		Termination	Without Cause or	Control
		(No Change in	for Good Reason	Without
Named Executive Officer	Benefit	Control)(1)	(Change in Control)(2)(3)	Termination(3)
John A. Scarlett, M.D.	Severance	$1,430,000	$1,430,000
	Benefits	33,300	33,300
	Option and
	Restricted
	Stock Vesting	—	—	$—
Total		$1,463,300	$1,463,300	$—

Olivia K. Bloom	Severance	$448,200	$530,700
	Benefits	16,650	20,813
	Option and
	Restricted
	Stock Vesting	—	125,843	$125,843
Total		$464,850	$677,356	$125,843

Graham K. Cooper	Severance	$532,654 (4)	$—
	Benefits	23,939 (4)	—
	Option and
	Restricted
	Stock Vesting	—	—	$—
Total		$556,593	$—	$—

Andrew J. Grethlein, Ph.D.	Severance	$400,955	$489,705
	Benefits	23,939	29,924
	Option and
	Restricted
	Stock Vesting	—	—	$—
Total		$424,894	$519,629	$—

Stephen M. Kelsey, M.D., F.R.C.P,
F.R.C.Path.(5)	Severance	$—	$518,750
	Benefits	—	29,924
	Option and
	Restricted
	Stock Vesting	—	545,494	$545,494
Total		$—	$1,094,168	$545,494

Stephen N. Rosenfield, J.D.(6)	Severance	$423,400	$496,400
	Benefits	—	—
	Option and
	Restricted
	Stock Vesting	—	—	$—
Total		$423,400	$496,400	$—

____________________

(1)	Except as noted below with respect to Mr. Cooper, amounts represent lump-sum severance payments, target annual incentive bonus and continued benefits that could be paid to the Named Executive Officer upon a Covered Termination, not in connection with a change in control transaction on December 31, 2012, under such Named Executive Officer’s employment agreement as of December 31, 2012. Descriptions of the severance payments in the event of the Covered Termination provided for under such Named Executive Officer’s employment agreement are included under the section entitled “Compensation Discussion and Analysis – Severance and Change in Control Benefits” on page 39.

(2)	Amounts represent lump-sum severance payments, target annual incentive bonus, continued benefits and the value of acceleration of stock awards vesting, if any, that could be paid to the Named Executive Officer under such Named Executive Officer’s employment agreement and/or our Amended Severance Plan in the event of the Covered Termination or termination by Geron without cause, or voluntary resignation by the Named Executive Officer for good reason, in connection with a change in control on December 31, 2012, as applicable. Any payments made under the Named Executive Officer’s employment agreement would be deducted from payments due under the Severance Plan. No amounts are shown in this column for Mr. Cooper since he would not be eligible for benefits under our Amended Severance Plan due to his separation from the Company in 2012.

(3)	Amounts represent the intrinsic value of options that would become fully vested and exercisable and restricted stock awards that would fully vest upon a change in control (assuming that the options and stock awards were not continued or substituted by the successor corporation), regardless of termination, based on a market value of $1.41 per share of Common Stock as of December 31, 2012. Drs. Scarlett and Grethlein and Mr. Rosenfield do not hold any restricted stock awards and since the exercise price for all options outstanding for each of the Named Executive Officers equaled or exceeded the market value of $1.41 per share as of December 31, 2012, the intrinsic value with respect to such option awards was zero.

(4)	In connection with the December 2012 restructuring, Mr. Cooper separated employment from the Company. Under the Cooper Separation Agreement, Mr. Cooper was paid severance benefits that included a lump-sum payment equal to his 2012 target annual incentive bonus, pro-rated for his service to us in 2012 through his separation date. See the section entitled “Severance and Change in Control Benefits” for a further description of the severance benefits paid to Mr. Cooper.

(5)	Dr. Kelsey entered into an employment agreement in January 2013. Prior to this, Dr. Kelsey was not eligible to receive any benefits upon termination without cause or for good reason, not in connection with a change in control transaction. For information about Dr. Kelsey’s 2013 employment agreement, see the section entitled “Compensation Discussion and Analysis – Employment Agreements” on page 38.

(6)	Since Mr. Rosenfield does not participate in Geron’s health benefit plans, he would not receive any continued benefits upon termination.

EQUITY COMPENSATION PLANS

     The following table summarizes information with respect to equity awards under Geron’s equity compensation plans at December 31, 2012:

	Number of	Weighted-	Number of securities
	securities to be	average	remaining available for
	issued upon exercise	exercise price	future issuance under
	of outstanding	of outstanding	equity compensation
	options, warrants	options, warrants	plans (excluding securities
	and rights	and rights	reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by
security holders	17,811,506 (1)	$4.05	13,914,161 (2)
Equity compensation plans not approved by
security holders	470,000 (3)	$3.75	—
Total	18,281,506	$4.04	13,914,161
____________________

(1)	Consists of 7,987,788 shares to be issued upon exercise of outstanding options under the 2002 Equity Incentive Plan, 8,266,437 shares under the 2011 Incentive Award Plan, 312,500 shares under the 1996 Directors’ Stock Option Plan and 1,244,781 shares under the 2006 Directors’ Plan.

(2)	Consists of 356,390 shares of Common Stock reserved for issuance under Geron’s 1996 Employee Stock Purchase Plan, 12,705,984 shares of Common Stock reserved for issuance under Geron’s 2011 Incentive Award Plan and 851,787 shares of Common Stock reserved for issuance under Geron’s 2006 Directors’ Plan. No shares are available for issuance under Geron’s 1992 Stock Option Plan, 2002 Equity Incentive Plan or 1996 Directors’ Stock Option Plan.

(3)	Represents outstanding warrants issued in conjunction with consulting services. For further details, see Note 10 of the consolidated financial statements in our Annual Report on Form 10-K filed with the SEC on March 15, 2013.

PROPOSAL 3

RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Audit Committee of the Board has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by our stockholders at the Annual Meeting. Ernst & Young LLP has served as our independent registered public accounting firm since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders.

     We have been informed by Ernst & Young LLP that, to the best of their knowledge, neither the firm nor any of its members or their associates has any direct financial interest or material indirect financial interest in Geron or our affiliates.

     Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interest of Geron and our stockholders.

Vote Required and Board Recommendation

     Stockholder ratification of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at this meeting. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will have no effect on the outcome of this proposal.

The Board of Directors Unanimously Recommends That
Stockholders Vote FOR Proposal 3

PRINCIPAL ACCOUNTANT FEES AND SERVICES

     The Audit Committee maintains policies and procedures for the pre-approval of work performed by the independent registered public accounting firm. Under the Audit Committee’s charter, all engagements of the independent registered public accounting firm must be approved in advance by the Audit Committee. The Chairperson of the Audit Committee must be notified at any time the fees for a specific project exceed 20% of the approved budget for authorization to continue the project. Management recommendations will be considered in connection with such engagements, but management will have no authority to approve engagements. For each quarterly Audit Committee meeting, management prepares a schedule of all fees paid to Ernst & Young LLP during the previous quarter and estimated fees for projects contemplated in the following quarter.

     Upon recommendation by the Audit Committee, the Board selected Ernst & Young LLP to act in the same capacity for the fiscal year ending December 31, 2013. We have been informed by Ernst & Young LLP, to the best of their knowledge, that neither the firm nor any of its members or their associates has any financial interest, direct or indirect in Geron or our affiliates.

Audit Fees and All Other Fees

     The Audit Committee approved 100% of all audit, tax and other services provided by Ernst & Young LLP in 2012 and 2011. The total fees paid to Ernst & Young LLP for the last two fiscal years are as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 31, 2012	December 31, 2011
Audit Fees(1)	$493,263	$488,164
Audit Related Fees	—	—
Tax Fees(2)	2,868	9,813
All Other Fees(3)	1,795	1,995
____________________

(1)	Audit Fees include the integrated audit of annual consolidated financial statements and internal control over financial reporting, audits of certain subsidiaries, reviews of quarterly consolidated financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit or quarterly reviews, and services provided in connection with SEC filings, including consents and comment and comfort letters.

(2)	Tax Fees consist of services related to the filing of tax returns and other assistance with tax compliance.

(3)	Amounts represent fees for access to Ernst & Young’s technical research portal.

AUDIT COMMITTEE REPORT

     The Audit Committee of Geron Corporation’s Board of Directors is comprised of four independent directors as required by the listing standards of NASDAQ. The Audit Committee operates pursuant to a written charter adopted and amended by the Board in March 2012. A copy of the Audit Committee’s amended and restated charter is available on our website at www.geron.com.

     The members of the Audit Committee in 2012 were Ms. Eastham (Chairperson) and Messrs. Bradbury (who joined in September 2012), Fritzky and Kiley. Messrs. Fritzky and Kiley will retire from the Audit Committee, and Dr. Lawlis will join the Audit Committee, effective as of the date of Geron’s Annual Meeting on May 22, 2013. The Board has determined that all members of the Audit Committee in 2012 were, and all members of the Audit Committee in 2013 are, financially literate as required by NASDAQ. The Board has also determined that Ms. Eastham and Mr. Bradbury are audit committee financial experts as defined by NASDAQ.

     The function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities regarding (i) the quality and integrity of our financial statements, (ii) our compliance with legal and regulatory requirements, (iii) the qualifications and independence of the independent registered public accounting firm serving as our auditors and (iv) the performance of the independent registered public accounting firm.

     Management is responsible for Geron’s internal controls and financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of Geron’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

     In this context, the Audit Committee hereby reports as follows:

1)	The Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2012 with management and the independent registered public accounting firm serving as the Company’s independent auditors.

2)	The Audit Committee has discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board, other professional standards, membership provisions of the SEC Practice Session, and other SEC rules, as currently in effect.

3)	The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company.

4)	The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

     Based on the reports and discussions described above, the Audit Committee recommended to the Board that the audited financial statements be included in Geron’s Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

     Submitted on February 22, 2013 by the members of the Audit Committee of Geron’s Board of Directors.

Karin Eastham (Chairperson)
Daniel M. Bradbury
Edward V. Fritzky
Thomas D. Kiley, Esq.
____________________

This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the amount and percentage of the outstanding shares of Common Stock, which, according to the information supplied to us, are beneficially owned by: (i) each person, or group of affiliated persons, who is known by us to be a beneficial owner of more than 5% of our outstanding Common Stock, (ii) each of our directors and nominees for director, (iii) each of our Named Executive Officers, as defined on page 25 and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, CA 94025. Except for information based on Schedules 13G, as indicated in the footnotes, beneficial ownership is stated as of February 13, 2013.

	Beneficial Ownership(1)
	Number of	Percent of
Beneficial Owner	Shares	Total
Directors/Nominees and Named Executive Officers:
Daniel Bradbury(2)	—	*
Karin Eastham(3)	182,000	*
Edward V. Fritzky(4)	410,386	*
Thomas Hofstaetter, Ph.D.(5)	150,439	*
Hoyoung Huh, M.D., Ph.D.(6)	249,506	*
Thomas D. Kiley, Esq.(7)	470,925	*
V. Bryan Lawlis, Ph.D.(8)	23,334	*
Susan M. Molineaux, Ph.D.(9)	—	*
Robert J. Spiegel, M.D., FACP(10)	113,838	*
Olivia K. Bloom(11)	476,555	*
Graham K. Cooper(12)	139,583	*
Andrew J. Grethlein, Ph.D.(13)	87,500	*
Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path.(14)	878,338	*
Stephen N. Rosenfield, J.D.(15)	224,917	*
John A. Scarlett, M.D.(16)	611,042	*
All directors and executive officers as a group (16 persons)	4,834,818	3.63%
5% Beneficial Holders:
BlackRock, Inc.(17)	10,054,487	7.70%
40 East 52nd Street, New York, NY 10022
The Vanguard Group(18)	7,253,782	5.56%
100 Vanguard Boulevard, Malvern, PA 19355
____________________

*	Represents beneficial ownership of less than 1% of Common Stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock exercisable pursuant to the exercise of options held by that person that are currently exercisable or exercisable within 60 days of February 13, 2013 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. Applicable percentages are based on 130,568,912 shares outstanding on February 13, 2013, adjusted as required by rules promulgated by the SEC. The persons named in this table, to the best of our knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

(2)	Mr. Bradbury was appointed to the Board in September 2012.

(3)	Consists of 11,625 shares held directly by Karin Eastham, 59,875 shares held under unvested restricted stock awards and 110,500 shares issuable upon the exercise of outstanding options held by Ms. Eastham exercisable within 60 days of February 13, 2013.

(4)	Consists of 162,700 shares held directly by Edward V. Fritzky, 62,436 shares held under unvested restricted stock awards and 185,250 shares issuable upon the exercise of outstanding options held by Mr. Fritzky exercisable within 60 days of February 13, 2013.

(5)	Consists of 21,596 shares held directly by Thomas Hofstaetter, 52,468 shares held under unvested restricted stock awards and 76,375 shares issuable upon the exercise of outstanding options held by Dr. Hofstaetter exercisable within 60 days of February 13, 2013.

(6)	Consists of 47,215 shares held by Hoyoung Huh, 95,312 shares held under unvested restricted stock awards and 106,979 shares issuable upon the exercise of outstanding options held by Dr. Huh exercisable within 60 days of February 13, 2013.

(7)	Consists of 163,849 shares held directly by Thomas D. Kiley, 61,218 shares held under unvested restricted stock awards, 9,705 shares held by the Kiley Family Partnership (of which 7,279 shares Mr. Kiley disclaims beneficial ownership) and 96,653 shares held by the Thomas D. Kiley and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 139,500 shares issuable upon the exercise of outstanding options held by Mr. Kiley exercisable within 60 days of February 13, 2013.

(8)	Consists of 23,334 shares issuable upon the exercise of outstanding options held by V. Bryan Lawlis exercisable within 60 days of February 13, 2013.

(9)	Dr. Molineaux was appointed to the Board in September 2012.

(10)	Consists of 12,588 shares held directly by Robert J. Spiegel, 51,250 shares held under unvested restricted stock awards and 50,000 shares issuable upon exercise of outstanding options held by Dr. Spiegel exercisable within 60 days of February 13, 2013.

(11)	Consists of 92,516 shares held directly by Olivia K. Bloom, 89,250 shares held under unvested restricted stock awards and 294,789 shares issuable upon the exercise of outstanding options held by Ms. Bloom exercisable within 60 days of February 13, 2013.

(12)	Consists of 139,583 shares issuable upon the exercise of outstanding options held by Graham K. Cooper exercisable within 60 days of February 13, 2013. In connection with the restructuring in December 2012, Mr. Cooper separated employment from the Company.

(13)	Consists of 87,500 shares issuable upon the exercise of outstanding options held by Andrew J. Grethlein exercisable within 60 days of February 13, 2013. Dr. Grethlein joined the Company in September 2012.

(14)	Consists of 94,796 shares held directly by Stephen M. Kelsey, 386,875 shares held under unvested restricted stock awards and 396,667 shares issuable upon the exercise of outstanding options held by Dr. Kelsey exercisable within 60 days of February 13, 2013.

(15)	Consists of 14,645 shares held directly by Stephen N. Rosenfield and 210,272 shares issuable upon the exercise of outstanding options held by Mr. Rosenfield exercisable within 60 days of February 13, 2013. Mr. Rosenfield joined the Company in February 2012.

(16)	Consists of 75,000 shares held by the John A. Scarlett III 1999 Trust and 536,042 shares issuable upon exercise of outstanding options held by Dr. Scarlett exercisable within 60 days of February 13, 2013.

(17)	The indicated ownership is based solely on a Schedule 13G/A filed with the SEC by BlackRock, Inc. on February 8, 2013, reporting beneficial ownership as of December 31, 2012. The Schedule 13G/A filed by the reporting person provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 13, 2013.

(18)	The indicated ownership is based on a Schedule 13G filed with the SEC by the reporting person on February 13, 2013, reporting beneficial ownership as of December 31, 2012. According to the Schedule 13G, The Vanguard Group has sole voting power with respect to 199,219 shares, sole dispositive power with respect to 7,060,863 shares and shared dispositive power with respect to 192,919 shares. The Schedule 13G filed by the reporting person provides information only as of December 31, 2012, and, consequently, the beneficial ownership of the above-mentioned reporting person may have changed between December 31, 2012 and February 13, 2013.

CERTAIN TRANSACTIONS

     There has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $120,000 and in which any current director, executive officer, holder of more than 5% of our Common Stock or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest other than compensation arrangements, described under the sections entitled “Executive Compensation Tables” and “Compensation of Directors,” other than with respect to the indemnification agreements described below.

     We have entered into indemnity agreements with all of our officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason for his or her position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and our Bylaws.

Policies and Procedures

     Our Audit Committee is responsible for reviewing and approving, in advance, all related party transactions, which would include a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000, not including transactions involving compensation for services provided to Geron as an employee, director, consultant or similar capacity by a related person. Related parties include any of our directors or executive officers, certain of our stockholders and their immediate family members. This obligation is set forth in writing in the Audit Committee charter. A copy of the Audit Committee charter is available on our website at www.geron.com in the Investor Relations section under “Corporate Governance.”

     Where a transaction has been identified as a related-person transaction, management would present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation would include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to Geron of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, the Audit Committee relies on information supplied by Geron’s executive officers and directors. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to Geron, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. In determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Geron and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities (collectively, “Reporting Persons”), to file with the SEC initial reports of ownership and reports of changes in ownership of Geron Common Stock and other equity securities. Reporting Persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

     To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from such directors, executive officers and stockholders that no other reports were required, we believe that during fiscal year ended December 31, 2012, all Reporting Persons complied with the applicable Section 16(a) reporting requirements.

Stockholder Nominations and Proposals for 2014 Annual Meeting

     We expect to hold our 2014 Annual Meeting of Stockholders in May 2014. All proposals or director nominations of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be directed to the attention of our Corporate Secretary, at the address set forth on the first page of this Proxy Statement.

     If you wish to bring a proposal before the stockholders or nominate a director at the 2014 Annual Meeting of Stockholders, but you are not requesting that your proposal or nomination be included in next year’s proxy materials, you must notify our Corporate Secretary, in writing, not earlier than the close of business on January 22, 2014 and not later than the close of business on February 21, 2014. However, if the 2014 Annual Meeting of Stockholders is not held between April 22, 2014 and July 21, 2014, the notice must be delivered no later than the 90th day prior to the 2014 Annual Meeting of Stockholders or, if later, the 10th day following the day on which public disclosure of the date of the 2014 Annual Meeting of Stockholders was made. In addition, our Bylaws provide that the stockholder’s notice must include certain information for the person making the proposal or the nomination for director, including:

  name and address;

  the class and number of shares of the Company, owned of record or beneficially owned;

  any derivative, swap or other transaction which gives economic risk similar to ownership of shares of the Company;

  any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;

  any agreement, arrangement, understanding or relationship, engaged in to increase or decrease the level of risk related to, the voting power with respect to, and certain other arrangements or agreements with respect to, shares of the Company;

  any performance-related fees that the proposing/nominating person is entitled, based on any increase or decrease in the value of any shares of the Company; and

  any other information required by the SEC to be disclosed in a proxy statement or certain other filings.

     The stockholder’s notice must also include information for each proposed director nominee, including:

  the same information as for the nominating person set forth above;

  all information required to be disclosed in a proxy statement in connection with election of directors; and

  financial or other relationships between the nominating person and the nominee during the past three years.

Copies of our Bylaws may be obtained from our Corporate Secretary.

     Stockholders who wish to submit a proposed nominee for election to the Board should send written notice to the Nominating and Corporate Governance Committee Chairman, Geron Corporation, 149 Commonwealth Drive, Suite 2070, Menlo Park, CA 94025, within the time periods set forth above. Such notification should set forth all information relating to such nominee as is required to be disclosed in solicitations of proxies for elections of directors pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected, the name and address of such stockholder or beneficial owner on whose behalf the nomination is being made, the class and number of shares of the Company, owned beneficially and of record by such stockholder or beneficial owner, and all information regarding the nominee that would be required to be included in the Company’s proxy statement by the rules of the SEC, including the nominee’s age, business experience for the past five years and any directorships held by the nominee during the past five years. The Nominating and Corporate Governance Committee will consider stockholder nominees on the same terms as nominees selected by the Nominating and Corporate Governance Committee.

     The Nominating and Corporate Governance Committee believes that nominees for election to the Board must possess certain minimum qualifications and attributes. The nominee: 1) must meet the objective independence requirements set forth by the SEC and NASDAQ, 2) must exhibit strong personal integrity, character and ethics, and a commitment to ethical business and accounting practices, 3) must not be involved in on-going litigation with the Company or be employed by an entity which is engaged in such litigation and 4) must not be the subject of any on-going criminal investigations, including investigations for fraud or financial misconduct. In addition, the Nominating and Corporate Governance Committee may consider the following criteria, among others:

(i)	experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly traded company in today’s business environment;

(ii)	experience in our industry and with relevant social policy concerns;

(iii)	experience as a board member of other publicly held companies;

(iv)	expertise in an area of our operations; and

(v)	practical and mature business judgment, including the ability to make independent analytical inquiries.

     The Nominating and Corporate Governance Committee does not specifically consider diversity in identifying nominees for election as a director. However, specific experience or expertise that could assist Geron in developing our clinical product opportunities provides added value and insight to the Board. In general, the Nominating and Corporate Governance Committee aspires the Board to be comprised of individuals that represent a diversity of professional experience, perspective and experience, and who portray characteristics of diligence, commitment, mutual respect and professionalism with an emphasis on consensus building. The Board does not follow any ratio or formula to determine the appropriate mix. Rather, it uses its judgment to identify nominees whose backgrounds, attributes and experiences, taken as a whole, will contribute to the high standards of board service at Geron.

     Directors are expected to rigorously prepare for, attend and participate in Board meetings and meetings of the Committees of the Board on which they serve, to ask direct questions and require straight answers, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities and duties as directors. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as an outstanding director.

By Order of the Board of Directors,

Stephen N. Rosenfield Executive Vice President, General Counsel and Corporate Secretary

April 5, 2013

GERON CORPORATION C/O COMPUTERSHARE 350 INDIANA ST., SUITE 750 GOLDEN, CO 80401
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	M57902-P36515	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
GERON CORPORATION

The Board of Directors recommends you vote FOR the following:		For All	Withhold All	For All Except

1.	To elect the two nominees for director named below to hold office as a Class II member of the Board of Directors until the 2016 annual meeting of stockholders.	☐	☐	☐

Nominees:
	01)	Hoyoung Huh, M.D., Ph.D.
	02)	Daniel M. Bradbury

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain

2.	To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐

3.	To ratify appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

4.	As said proxies deem advisable, on such other matters as may come before the meeting and any adjournment(s) or postponement(s) thereof.	☐	☐	☐

NOTE: This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appear(s) hereon, and returned in the enclosed envelope.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Letter to Stockholders, Notice and 2013 Proxy Statement and 2012 Annual Report on Form 10-K
are available at www.proxyvote.com.

M57903-P36515

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

GERON CORPORATION
2013 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2013

The undersigned stockholder of Geron Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 5, 2013, and hereby appoints John A. Scarlett, M.D., and Stephen N. Rosenfield, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2013 Annual Meeting of Stockholders of Geron Corporation to be held on May 22, 2013, at 2:00 p.m. Pacific Daylight Time at the Hyatt Regency Burlingame, 1333 Bayshore Highway, Burlingame, CA 94010 and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows:

  "FOR" the election of the two nominees for director named in the accompanying Proxy Statement to hold office as a Class II member of the Board of Directors until the 2016 annual meeting of stockholders;
  "FOR" proposal 2, to approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the accompanying Proxy Statement;
  "FOR" proposal 3, to ratify the selection by the Audit Committee of the Board of Directors of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

and as said proxies deem advisable on such other matters as may come before the meeting and any adjournment(s) or postponement(s) thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)